 EXHIBIT 10.1
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.  The omitted materials have been filed separately with the Securities and Exchange Commission.

AIRLINE SERVICES AGREEMENT

BETWEEN

MIDWEST AIRLINES, INC. AND

REPUBLIC AIRLINE, INC.

AND, IN A LIMITED CAPACITY,

MIDWEST AIR GROUP, INC.

AND REPUBLIC AIRWAYS HOLDINGS INC.

DATED AS OF SEPTEMBER 3, 2008

AIRLINE SERVICES AGREEMENT

This Airline Services Agreement (this “Agreement”), dated as of September 3, 2008 (the “Effective Date”), is between Midwest Airlines, Inc., a Wisconsin corporation (“Midwest”), Republic Airline, Inc., an Indiana corporation (“RAI”), and Midwest Air Group, Inc., a Wisconsin corporation, solely with respect to Section 10.20 herein, and, Republic Airways Holdings Inc., a Delaware corporation, solely with respect to Section 10.19 herein.

WHEREAS, Midwest wishes to purchase block hour time from RAI and RAI wishes to sell the same to Midwest on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations hereinafter contained, the parties agree to:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Schedules, Appendices and Exhibits to this Agreement) shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
AIRLINE SERVICES, SCHEDULES AND FARES

Section 2.01 Capacity Purchase.  Midwest agrees to purchase the capacity of each Covered Aircraft for the period beginning on the date such aircraft is presented for service by RAI under this Agreement and ending on the last day of the Term, or as such date may be extended pursuant to Section 10.17 hereof, in each case unless such aircraft is earlier withdrawn pursuant to Article VIII, all under the terms and conditions set forth herein and for the consideration described in Article III.  Subject to the terms and conditions of this Agreement and except as provided in Section 2.10(d), RAI shall provide all of the capacity of the Covered Aircraft solely to Midwest and use the Covered Aircraft solely to operate the Scheduled Flights.  The Covered Aircraft may not be used by RAI for any other purpose without the express prior written consent of Midwest.

(a) Fares, Rules and Seat Inventory.  Midwest shall establish and publish all fares and related tariff rules for all seats on the Covered Aircraft.  RAI shall not publish any fares, tariffs, or related information for the Covered Aircraft.  In addition, Midwest shall have complete control over all seat inventory and revenue management decisions for the Covered Aircraft, including overbooking levels, discount seat levels and allocation of seats among various fare buckets.

(b) Flight Schedules.  Midwest shall, in its sole discretion, establish and publish all schedules for the Covered Aircraft (such scheduled flights, together with Charter Flights and ferry flights required to accommodate such scheduled flights and Charter Flights or otherwise made at Midwest’s request, referred to herein as “Scheduled Flights”), including determining the city-pairs served, frequencies, utilization and timing of scheduled arrivals and departures, and shall, in its sole discretion, make all determinations regarding the establishment and scheduling of any Charter Flights arranged by Midwest; provided that such schedules shall be subject to Reasonable Operating Constraints.  RAI shall remain in sole operational control of the Covered Aircraft at all times.  Subject to the notice requirement set forth in Section 4.08 regarding international service, Midwest will provide RAI with a preliminary schedule in a Standard Schedule Input Message (“SSIM”) file format 45 days prior to the first day of the month to which the preliminary schedule relates.  RAI will review the proposed schedule and provide feedback to Midwest no later than 14 days following receipt of the preliminary schedule by RAI.  Midwest will send RAI a Final Monthly Schedule, together with operational assumptions for the month (the “Operational Assumptions”), including without limitation the weighted average number of Covered Aircraft, estimated passengers, revenue passenger miles, departures, block hours, and flights hours, based on the Final Monthly Schedule, no later than two Business Days following receipt of RAI’s comments to the preliminary schedule.  Following delivery of the Final Monthly Schedule, however, Midwest may make such adjustments to the proposed Final Monthly Schedule as it deems appropriate (subject to Reasonable Operating Constraints).

(c) Start Up Dates.  The Covered Aircraft shall be placed into service under the terms and conditions of this Agreement on such dates as are provided on Exhibit B.

(d) Spare Aircraft.  The Spare Aircraft constituting a Covered Aircraft shall be used by RAI solely as an operational and maintenance spare to replace Covered Aircraft that are out of service due to scheduled maintenance or to cover for other irregular operations, provided that, RAI may use the Spare Aircraft to cover flights for any other airline subject to the following conditions:

(1)           The Spare Aircraft will be in a neutral livery as set forth in Exhibit C to this Agreement and configured in accordance with the Midwest specifications set forth in Exhibit C.

(2)           The Spare Aircraft will be pooled with other neutral spare aircraft operated by RAI for other air carriers who have also contributed neutral spare aircraft (such other carriers, including Midwest, to be referred to as the “Pool Participants”) and will be available for use by RAI to cover flying for Pool Participants due to irregular operations, aircraft damage, or maintenance events incurred by Pool Participants.  Similarly, Midwest shall have access to other neutral spares contributed by Pool Participants such that Midwest, at all times, shall have access to the same number of total aircraft as the Covered Aircraft.  RAI shall give Midwest notice of its intent to use the Spare Aircraft as early as operationally possible.  If necessary, Midwest will apprise RAI of its operational situation related to re-deployment of the Spare Aircraft.  Notwithstanding the above, Midwest acknowledges and agrees that RAI will at all times retain operational control of the Spare Aircraft.

(3)           Regardless of RAI’s use of the Spare Aircraft to cover flights of Pool Participants, the Spare Aircraft will be considered a Covered Aircraft for purposes of calculating Fixed Costs.  Midwest will not be obligated to pay or reimburse RAI for any Variable Costs or Pass-Thru Costs relating to (i) the ferrying of the Spare Aircraft to and from locations necessary to cover flying for other Pool Participants, or (ii) the covered flying itself.  Midwest shall pay the Variable Costs and Pass-Thru Costs in respect of Scheduled Flights operated by spare aircraft contributed by Pool Participants.  Fixed Costs, Variable Costs and Pass-Thru Costs as used in this paragraph are as described on Exhibit D.

(4)           Midwest will be responsible for the payment of Variable Costs and Pass-Thru Costs relating to (i) the ferrying of the neutral spare aircraft to and from the location necessary to cover for Scheduled Flights, and (ii) the covered Scheduled Flights, provided further, Midwest will not be responsible under Section 2.01 (d)(5)(i) if the neutral aircraft is being ferried to cover for flights canceled or delayed due to aircraft damage caused by RAI, its agents, contractors or employees.

Upon the request of Midwest, RAI shall consult with Midwest and use reasonable good faith efforts with respect to the use of Covered Aircraft to replace Midwest mainline aircraft in the event of maintenance or flight disruptions to such service.

Section 2.02 Flight-Related Revenue.  RAI acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets associated with the operation of the Covered Aircraft and all other sources of revenue associated with the operation of the Covered Aircraft, including without limitation fees related to ticket changes, unaccompanied minors, excess baggage and nonrevenue pass travel, revenues relating to the transportation of cargo or mail, and revenues associated with food, beverage, passenger entertainment, duty-free services, and guaranteed or incentive payments from airport, local or municipal authorities in connection with scheduling flights to such airport or locality, are the sole property of and shall be retained by Midwest (or, if received by RAI, shall be promptly accounted for and remitted to Midwest).

Section 2.03 Pass Travel.  RAI operational personnel traveling to provide critical repair services, management personnel traveling on business, and dead heading RAI crews will be entitled to travel on flights operated by RAI or Midwest as “must ride” passengers.  Commuting RAI crew members and all other RAI employees will be entitled to travel on Midwest and Midwest Connect flights at a priority category one level below the lowest category for Midwest employees and subject to the fare policies applicable to individuals traveling at that priority level.  To the extent permitted by existing arrangements, Midwest employees will be entitled to (x) travel on Scheduled Flights operated by RAI under the category of travel and fare policies to which they are entitled to travel on Midwest flights, and (y) will be entitled to travel on all other RAI operated flights at a category one level below the lowest category for RAI employees.

Section 2.04 Conversion of Covered Aircraft.  RAI will be responsible for all costs and expenses of preparing each Covered Aircraft for its being placed into service hereunder in accordance with the specifications and cabin configurations as required by Exhibit C; provided that Midwest will be responsible for any costs and expenses incurred in connection with any cabin re-configuration requested by Midwest.

ARTICLE III
RAI COMPENSATION

Section 3.01 Base and Incentive Compensation.  For and in consideration of the aircraft and services to be provided by RAI hereunder, Midwest shall pay RAI the base and incentive compensation as provided in Exhibit D hereto, subject to the terms and conditions set forth in this Article III.

Section 3.02 Periodic Adjustment of Base Compensation.  The rates under this Agreement set forth in Appendix 1  to Exhibit D hereto shall remain in effect throughout the Term of this Agreement, provided, the rates on Appendix 1 to Exhibit D hereto will be adjusted from time to time as described in Exhibit D, and, provided further, that the rates on Appendix 1 to Exhibit D designated as “Subject to Escalation” will remain in effect through December 31, 2008, and thereafter shall be adjusted on each January 1, beginning with January 1, 2009, as follows:  the new rates, applicable beginning on such January 1, shall equal the rates in effect on the immediately preceding December 31 multiplied by ([*] + (Annual Change in PPI)), where PPI = the annual Producer Price Index, Commodities, Finished Goods (not seasonally adjusted), Series ID:  WPUSOP3000 as published by the Bureau of Labor Statistics for January of the applicable year, provided further, annual adjustments will not decrease from the prior year and will not increase more than [*] over the prior year.  Adjustments will be calculated as soon as the PPI for the prior year is published by the Bureau of Labor Statistics and the adjusted rates will be applied retroactively to the 1st day of the calendar year and paid as part of the next monthly payment.

Section 3.03 RAI Expenses.  Except as provided otherwise in Section 3.04, RAI shall pay in accordance with commercially reasonable practices all expenses incurred in connection with RAI’s provision of Regional Airline Services, including expenses provided by Section 2.04 other than those expenses for which RAI is responsible at the time a Covered Aircraft is placed into service hereunder.

Section 3.04 Midwest Expenses

(a) Certain Expenses.  Midwest shall incur directly those expenses relating to the Regional Airlines Services that are described in Paragraph 6 of Exhibit D.

(b) Design Changes.  Midwest shall be responsible for any reasonable out-of-pocket expenses relating to interior and exterior design changes to the Covered Aircraft and other product-related changes required by Midwest, including facility-related design changes and the cost of changes in aircraft livery, in each case that occur outside of the Covered Aircraft specifications, livery and other requirements of Exhibit C to this Agreement or as otherwise specified in this Agreement.

Section 3.05 Audit Rights; Financial Information.  RAI shall make available for inspection by Midwest and its outside auditors and advisors, within a reasonable period of time after Midwest makes a written request therefor, all of RAI’s books and records (including all financial and accounting records and operations reports, and records of other subsidiaries or affiliates of RAI, if any) as necessary to audit any reimbursement of Pass-Thru Costs or other expenses set forth in Paragraph 6 of Exhibit D hereto.  In connection with such audit, Midwest and its outside auditors and advisors shall be entitled to make copies and notes of such information as they deem necessary and to discuss such records with RAI’s Chief Financial Officer or such other employees or agents of RAI knowledgeable about such records.  Upon the reasonable written request of Midwest or its outside auditors or advisors, RAI will cooperate with Midwest and its outside auditors and advisors to permit Midwest and its outside auditors and advisors access to RAI Holding’s outside auditors for purposes of reviewing such records.  In addition, RAI shall deliver or cause to be delivered to Midwest (I) as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of RAI Holdings, as at the end of such year, and the related consolidated statements of income and retained earnings and of cash flows of RAI Holdings for such year, setting forth in each case in comparative form the figures for the previous year, reported on by an independent certified public accountants of nationally recognized standing; and (II) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheet of RAI Holdings, as at the end of such quarter, and the related unaudited consolidated statements of income and retained earnings and of cash flows of RAI Holdings for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a responsible officer of RAI Holdings, as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, that no party shall be required to deliver financial statements pursuant to this sentence if such party is a reporting issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and such financial statements are timely filed with the Securities and Exchange Commission pursuant thereto.  All financial statements delivered hereunder shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 3.06 Billing and Payment; Reconciliation.

(a) Billing and Payment.  No later than ten calendar days prior to the beginning of the month covered by a Final Monthly Schedule and the Operational Assumptions for a given month pursuant to Section 2.01(b), RAI shall present a reasonably detailed written invoice for amounts due under this Agreement in respect of the Base Compensation for the Scheduled Flights during the month to which such Final Monthly Schedule and Operational Assumptions pertain, calculated in accordance with Paragraph 2 of Exhibit D.  Midwest shall pay RAI the amount due under such invoice (the “Invoiced Amount”), subject to Midwest’s right to dispute any calculations set forth on such invoice that do not comply with the terms of this Agreement, net of amounts owed by RAI to Midwest, as follows:

(i) Thirty-four percent (34%) of the Invoiced Amount on the later of the first Business Day of the covered month or the third Business Day following receipt by Midwest of the invoice, by electronic transfer of funds to a bank account designated by RAI;

(ii) Thirty-three percent (33%) of the Invoiced Amount on the 10th calendar day of the covered month, or the next Business Day thereafter, by electronic transfer of funds to a bank account designated by RAI; and

(iii) Thirty-three percent (33%) of the Invoiced Amount on the 20th calendar day of the covered month, or the next Business Day thereafter, by electronic transfer of funds to a bank account designated by RAI.

(b) Reconciliation.  Not later than 30 days following the end of each month, RAI and Midwest shall reconcile actual amounts due in respect of such month for the Fixed Cost and Variable Cost elements set forth in Appendix 1 to Exhibit D with the estimated amounts included in the Invoiced Amount for such elements for such month in accordance with the terms and conditions set forth in Exhibit D.  On or before the 15th day following the end of such reconciliation period (or if such day is not a Business Day, the next Business Day), such reconciled amounts for such month to the extent applicable:  (i) shall be paid by Midwest to RAI, together with any payment to be made by Midwest pursuant to Section 3.06(a)(iii) above, or (ii) shall be paid by RAI to Midwest or set off by Midwest against any other amounts owing to RAI under this Agreement.

(c) Reimbursed Costs.  From time to time it is anticipated that RAI may incur certain costs and expenses in connection will the provision of Regional Airline Services under this Agreement for which RAI will be reimbursed by Midwest.  These costs and expenses are indicated as “Pass-Thru Costs” on Appendix 1 to Exhibit D.  RAI will pay all Pass-Thru Costs in advance, and will submit to Midwest an invoice together with all supporting documentation for all Pass-Thru Costs incurred.  Midwest will reimburse RAI for all uncontested Pass-Thru Costs within five Business Days following receipt of the invoice and supporting documentation by electronic transfer of funds to a bank account designated by RAI.  RAI will provide any additional supporting information and documentation to Midwest for any Pass-Thru Costs contested by Midwest at RAI’s earliest convenience.  Any disputed Pass-Thru Costs not resolved within 30 days of receipt of the invoice by Midwest will be resolved in accordance with Section 10.08 of this Agreement.

* Confidential

ARTICLE IV
RAI OPERATIONS AND AGREEMENTS WITH MIDWEST

Section 4.01 Crews, Etc.  RAI shall be responsible for providing all crews (flight and cabin) and maintenance personnel necessary to operate the Scheduled Flights and for all aspects (personnel and other) of dispatch control.  Flight crews will be domiciled in any location deemed suitable by RAI to satisfy RAI’s staffing requirements.  RAI pilots will wear neutral uniforms with RAI logo items.  RAI flight attendants will wear neutral uniforms with accessories displaying approved Midwest Marks and designs.  RAI flight attendants will obtain Midwest branded accessories through Midwest or its approved vendor (subject to the vendor’s approval), and will be responsible for all costs and expenses, including shipping, relating to their orders.

Section 4.02 Governmental Regulations.  RAI has and shall maintain all certifications, permits, licenses, certificates, exemptions, approvals, plans, and insurance required by governmental authorities, including, without limitation, FAA, DOT and TSA, to enable RAI to perform the services required by this Agreement.  All flight operations, dispatch operations and all other operations and services undertaken by RAI pursuant to this Agreement shall be conducted, operated and provided by RAI in compliance with all U.S. and foreign governmental laws, regulations and requirements, including, without limitation, those relating to airport security, the use and transportation of hazardous materials and dangerous goods, crew qualifications, crew training and crew hours, the carriage of persons with disabilities and without any violation of U.S. or foreign laws, regulations or governmental prohibitions.  All Covered Aircraft shall be operated and maintained by RAI in compliance with all laws, regulations and governmental requirements, RAI’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturers’ manuals and instructions.

Section 4.03 Quality of Service.  At all times, RAI shall provide Regional Airline Services with appropriate standards of care, but in no event lower than such standards held by Midwest as of the date of this Agreement, including, without limitation, maintaining each Covered Aircraft in clean condition (in accordance with industry standards) and acceptable (by industry standards) for scheduled passenger service.  Midwest procedures, performance standards and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all Regional Airline Services provided by RAI.  RAI shall achieve at least the comparable quality of airline service as provided by Midwest, subject to limitations imposed by the type of aircraft used by RAI and its route network.  RAI shall comply with all airline customer service commitments and policies of Midwest as of the date hereof, including without limitation the employee conduct, appearance and training policies in place as of the date hereof, and shall handle customer-related services in a professional, businesslike and courteous manner.  In connection therewith, RAI shall maintain aircraft adequate staffing levels, to achieve a level of operations that routinely meet or exceed the Midwest Performance Levels as set forth in Appendix 2 to Exhibit D.  RAI shall provide Midwest with timely communication regarding the status of all Scheduled Flights.  At either party’s request, RAI and Midwest will meet to discuss and review RAI’s customer service and handling procedures and policies and its employees’ conduct, appearance and training standards and policies.  Midwest shall give RAI not less than 15 days prior written notice of any non-safety-related breach of this Section 4.03 prior to exercising any remedy regarding such breach.

Section 4.04 Incidents or Accidents.  RAI shall promptly notify Midwest of all irregularities involving a Scheduled Flight or Covered Aircraft operated by RAI, including, without limitation, aircraft accidents and incidents, which result in any damage to persons and/or property or may otherwise result in a complaint or claim by passengers or an investigation by a governmental agency or authority.  RAI shall furnish to Midwest as much detail as practicable concerning such irregularities and shall cooperate with Midwest at RAI’s own expense in any appropriate investigation.

Section 4.05 Emergency Response.  RAI shall adopt Midwest’s Emergency Response Plan for aircraft accidents or incidents.  In the event of an accident or incident involving a Covered Aircraft or Scheduled Flight, Midwest will have the right to manage the emergency response efforts on behalf of RAI with full cooperation from RAI and if such right is exercised, RAI acknowledges and agrees that Midwest representatives will conduct all public communications, and that RAI will make no public statements, regarding such accident or incident.

Section 4.06 Safety Matters.  In the event of a reasonable safety concern, Midwest shall have the right, at its own cost, to inspect, review, and observe RAI’s operations of Scheduled Flights.  Notwithstanding the conduct or absence of any such review, RAI is and shall remain solely responsible for the safe operation of its aircraft and the safe provision of Regional Airline Services, including all Scheduled Flights, and nothing in this Section 4.06 or otherwise in this Agreement is intended or shall be interpreted to make Midwest responsible for such safety matters.

Section 4.07 Codeshare Terms.  RAI agrees to operate all Scheduled Flights using the Midwest flight code and flight numbers assigned by Midwest, or such other flight codes and flight numbers as may be assigned by Midwest (to accommodate, for example, a Midwest alliance partner), and otherwise under the codeshare terms set forth in Exhibit E.

Section 4.08 Slots and Route Authorities.  Should Midwest schedule Covered Aircraft on international routes, Midwest will provide RAI notice of such intent no fewer than 150 days in advance of the intended start date.  To the extent permitted under applicable laws and regulations, Midwest will obtain the necessary slots, route authorities or other approvals required for such service at its own cost and expense, provided such items may be held and controlled by Midwest.  If it is required that RAI, as the operator of the Scheduled Flights, obtain the authorities and approvals, or if Midwest is prohibited from holding such authorities and approvals in its own name, RAI will use its commercially reasonable efforts to obtain all necessary licenses, permits, route authorities or slots and complete all necessary filings and registrations, and Midwest shall reimburse RAI for its reasonable costs and expenses, in order to obtain and initiate such service.  During the Term, RAI will operate Scheduled Flights on these routes solely on behalf of Midwest.

Section 4.09 Use of Midwest Marks.  Midwest hereby grants to RAI the non-exclusive and non-transferable rights to use the Midwest Marks as provided in, and RAI shall use the Midwest Marks, in accordance with the terms and conditions of Exhibit C.

Section 4.10 Use of RAI Marks.  RAI hereby grants to Midwest the non-exclusive and non-transferable rights to use the RAI Marks as provided in, and Midwest shall use the RAI Marks, in accordance with the terms and conditions of Exhibit F.

Section 4.11 Station and Onboard Services.

(a) Station Services.  It is contemplated that Midwest or its designated agents will provide all airport passenger and aircraft ground handling at all airports served by Scheduled Flights.  RAI and Midwest will negotiate separate handling or catering agreements at those airports where Midwest elects, in its sole discretion, to select RAI as its handling agent pursuant to separately negotiated agreements.

(b) Onboard Services.  Midwest will determine, in its sole discretion, and at its sole cost, meal/beverage service parameters and scheduling for Scheduled Flights.  Midwest has right to conduct onboard service audits on Scheduled Flights to ensure service standards are being met.  RAI flight attendants providing Regional Airline Services will be trained on meal and beverage service procedures, including liquor, sale of meals on board, duty-free sales and cash handling and operation of Midwest’s cashless credit card devices, and will collect all on-board revenue for liquor and duty-free sales.  RAI will provide sufficient galley service ship’s equipment to operate onboard services, such as ovens, coffee makers and trash bins.  Midwest will provide all, at its sole expense, liveried catering items, such as cups and napkins, and all food, liquor and other beverage items.

Section 4.12 Negative Operational Covenant.  During the term of this Agreement, RAI will not enter into any contracts or agreements of any kind or type that would prohibit or restrict RAI’s ability to operate the Covered Aircraft on any city pair, segment or route requested by Midwest pursuant to the terms of this Agreement.

ARTICLE V
CERTAIN RIGHTS AND OBLIGATIONS OF MIDWEST

Section 5.01 Use of Covered Aircraft.  RAI agrees that, except as described by Section 2.01(d), the Covered Aircraft may be used only to provide Regional Airline Services.

Section 5.02 Midwest Obligations.  Midwest shall provide to RAI, at no cost to RAI, the following support services (either directly or by contracting with third party vendors or by contracting with RAI pursuant to a separately negotiated handling agreement):

(a) all airport passenger service and aircraft ground handling at all airports served, including without limitation:

(i)	all ticket counter and gate check-in services;

(ii)	all passenger enplaning and deplaning services, including sky cap and wheelchair services;

(iii)	aircraft loading and unloading services, including airside busing;

(iv)	passenger ticketing;

(v)	jet bridges and air stairs, including maintenance and cleaning;

(vi)	janitorial services;

(vii)	deicing services;

(viii)	aircraft towing and push back; and

(ix)	airport security services.

(b) all Midwest logo items, such as drink cups, napkins, pillows, blankets and inflight magazines;

(c) lavatory service and light aircraft cleaning (“turn cleaning”) at General Mitchell International Airport (MKE), heavy interior cleaning at all aircraft overnight locations that are not RAI maintenance locations, and, upon the written request of RAI, at other cities served by the Covered Aircraft;

(d) denied boarding amenities and travel voucher compensation certificates consistent with Midwest mainline customer service programs;

(e) customer reaccommodations due to schedule disruption;

(f) interface and all technological support necessary to ensure accurate and reliable dynamic transfer of operational data from Midwest to RAI’s system operational control center in Indianapolis, Indiana, a data interface of RAI’s ACARS to Midwest’s reservation systems, and of RAI’s system control with Midwest’s flight information data;

(g) capital expenditures for aircraft ground handling;

(h) advertising and sales programs;

(i) operations space at General Mitchell International Airport (MKE) (the “Milwaukee Operations Space”), including gates, holdrooms, and airport concourse space for offices, break rooms, parts storage, crew lounges, and flight operations, all as agreed to by the parties; and

(j) overnight hangar space for two Covered Aircraft at General Mitchell International Airport (MKE).

Section 5.03 Change of Control.  Upon the occurrence of a Change of Control of either party without the prior written consent of the other party, the non-consenting party shall have the right to terminate this Agreement on 90 days prior written notice, such notice to be delivered not later than 90 days after the non-consenting party becomes aware of such Change of Control (which termination shall not be effective if the circumstances giving rise to such Change of Control shall no longer exist on the 30th day after the written notice of termination is delivered).  The foregoing sentence shall not be applicable in the event of a Change of Control in which RAI takes, obtains or assumes “control” (as such term is used in the definition of “Change of Control”) of Midwest.

Section 5.04 Transfer of Assets.  Neither Midwest nor RAI will enter into an agreement (or series of agreements) to sell, assign transfer or convey substantially all of its assets to any Person unless, as part of such agreement, such Person agrees to assume any and all of the seller’s rights, duties and obligations arising under this Agreement and the non-selling party consents in writing in advance to such sale, assignment, transfer or conveyance.

ARTICLE VI
INSURANCE

Section 6.01 Minimum Insurance Coverages.  During the Term, in addition to any insurance required to be maintained by RAI pursuant to the terms of any aircraft lease, or by any applicable governmental or airport authority, RAI shall maintain, or cause to be maintained, in full force and effect policies of insurance with insurers of recognized reputation and responsibility, in each case to the extent available on a commercially reasonable basis, as follows:

(a) Comprehensive airline liability insurance, including bodily injury and personal injury, third party property damage, passenger liability (including passengers’ baggage and personal effects), cargo and mail legal liability, for a combined single limit of not less than [*] per occurrence (or whatever higher amount RAI may carry from time to time), limited in the case of personal injury to [*] per occurrence and in the aggregate (except with respect to passengers to whom the full policy limit applies), and War Risk liability insurance as per London form AVN.52E or current equivalent, or as provided by the Federal Aviation Administration program, with a combined single limit no less than [*] per occurrence (or whatever higher amount RAI may carry from time to time);

(b) All Risk Hull Insurance on aircraft performing services hereunder, insured on an agreed value basis with standard market deductibles, including hull war coverage as per London form LSW 555 or equivalent, or as provided by the Federal Aviation Administration program.

(c) Workers’ compensation as required by the appropriate jurisdiction and employer’s liability with a limit of not less than [*] combined single limit; and

(d) Other property and liability insurance coverages of the types and in the amounts that would be considered reasonably prudent for a business organization of RAI’s size and nature, under the insurance market conditions in effect at the time of placement, but in any event of the type and the amount that Midwest may reasonably require to prevent or minimize a disruption in the provision of Regional Airline Services resulting from a casualty or liability incident related to RAI’s operations.  All coverages described in this Section 6.01 shall be placed with deductibles reasonably prudent for a business organization of RAI’s size and nature, under the insurance market conditions in effect at the time of placement.

Section 6.02 Endorsements.  RAI shall cause the policies described in Section 6.01 to be duly and properly endorsed by RAI’s insurance underwriters with respect to RAI’s flights and operations as follows:

(a) with respect to liability coverage to provide that Midwest, and its directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties;

(b) To provide that the underwriters shall waive subrogation rights against Midwest, its directors, officers, agents, employees and other authorized representatives;

(c) with respect to liability coverage, to provide that insurance shall be primary to and without right of contribution from any other insurance which may be available to the additional insureds;

(d) To include a breach of warranty provision in favor of the additional insureds;

(e) To accept and insure RAI’s hold harmless and indemnity undertakings set forth in this Agreement, but only to the extent of the coverage afforded by the policy or policies;

(f) with respect to liability coverages to provide that the inclusion of more than one corporation, person, organization, firm or entity as Insured under the policies shall not in any way affect the rights of any such corporation, person, organization, firm or entity either as respects any claim, demand, suit, or judgment made, brought or recovered by or in favor of any other Insured, or by or in favor of any employee of such other Insured.  The policy shall protect each corporation, person, organization, firm or entity in the same manner as though a separate policy had been issued to each.  Nothing herein shall operate to increase the liability of the insurers as set forth in the policies beyond the amount for which the insurers would have been liable if only one person or interest had been included as an insured.

(g) To provide that such policies shall not be canceled, terminated or materially altered, changed or amended until 30 days (but seven days or such lesser period as may be available in respect of hull, war and allied perils) after written notice shall have been sent to Midwest.

Section 6.03 Evidence of Insurance Coverage.  At the commencement of this Agreement, and thereafter at Midwest’s request, RAI shall furnish to Midwest evidence reasonably satisfactory to Midwest of such insurance coverage and endorsements, including certificates certifying that such insurance and endorsements are in full force and effect.  Initially, this evidence shall be a certificate of insurance.  If RAI fails to acquire or maintain insurance as herein, provided, Midwest may at its option secure such insurance on RAI’s behalf at RAI’s expense.

*Confidential

ARTICLE VII
INDEMNIFICATION

Section 7.01 RAI Indemnification of Midwest.  RAI shall be liable for and hereby agrees to fully defend, release, discharge, indemnify and hold harmless Midwest, its directors, officers, employees and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Midwest or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of RAI’s or Midwest’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to (x) any act or omission by RAI or any of its directors, officers, employees or agents relating to the provision of Regional Airline Services, (y) the performance, improper performance, or non-performance of any and all obligations to be undertaken by RAI or any of its directors, officers, employees or agents pursuant to this Agreement, or (z) the operation, non-operation, or improper operation of the Covered Aircraft or RAI’s equipment or facilities at any location, in each case excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the gross negligence or willful misconduct of Midwest or its directors, officers, agents or employees (other than gross negligence or willful misconduct imputed to such indemnified person by reason of its interest in a Covered Aircraft).  RAI will use commercially reasonable efforts to cause and assure that RAI will at all times be and remain in custody and control of all aircraft, equipment, and facilities of, or operated by, RAI, and Midwest and its directors, officers, employees and agents shall not, for any reason, be deemed to be in custody or control, or a bailee, of such aircraft, equipment or facilities.

Section 7.02 Midwest Indemnification of RAI.  Midwest shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless RAI, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from RAI, or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of RAI’s or Midwest’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to, (x) the performance, improper performance, or nonperformance of any and all obligations to be undertaken by Midwest or any of its directors, officers, employees or agents pursuant to this Agreement, (y) the operation, non-operation or improper operation of Midwest’s aircraft, equipment or facilities (excluding, for the avoidance of doubt, Covered Aircraft and any equipment or facilities leased or subleased by Midwest to RAI) at any location, in each case excluding only claims, demands, damages, liabilities, suits judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the negligence or willful misconduct of RAI or its directors, officers, agents or employees.

Section 7.03 Indemnification Claims.  A party entitled to indemnification (the “Indemnified Party”) from another party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder.  The Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim.  The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim.  Except as set forth in this Section 7.03, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into of any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby.  Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any loss, damage or expense suffered by the Indemnified Party hereunder.  If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within 30 days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim without the prior consent of the (otherwise) Indemnifying Party.  In the latter event, the Indemnified Party, by proceeding to defend itself or settle the matter, does not waive any of its rights hereunder to later seek reimbursement from the Indemnifying Party.

Section 7.04 Employer’s Liability; Independent Contractors; Waiver of Control

(a) Employer’s Liability and Workers’ Compensation.  Each party hereto assumes full responsibility for its employer’s and workers’ compensation liability to its respective officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement.  Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers’ compensation and employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age or retirement benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or any other governmental body, including state, local or foreign, with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise.

(b) Employees, etc., of RAI.  The employees, agents, and independent contractors of RAI engaged in performing any of the services RAI is to perform pursuant to this Agreement are employees, agents, and independent contractors of RAI for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Midwest.  In its performance under this Agreement, RAI will act, for all purposes, as an independent contractor and not as an agent for Midwest.  Notwithstanding the fact that RAI has agreed to follow certain procedures, instructions and standards of service of Midwest pursuant to this Agreement, Midwest will have no supervisory power or control over any employees, agents or independent contractors engaged by RAI in connection with its performance hereunder, and all complaints or requested changes in procedures made by Midwest will, in all events, be transmitted by Midwest to RAI’s designated representative.  Nothing contained in this Agreement is intended to limit or condition RAI’s control over its operations or the conduct of its business as an air carrier.

(c) Employees, etc., of Midwest.  The employees, agents, and independent contractors of Midwest engaged in performing any of the services Midwest is to perform pursuant to this Agreement are employees, agents, and independent contractors of Midwest for all purposes, and under no circumstances will be deemed to be employees, agents, or independent contractors of RAI.  RAI will have no supervision or control over any such Midwest employees, agents and independent contractors and any complaint or requested change in procedure made by RAI will be transmitted by RAI to Midwest’s designated representative.  In its performance under this Agreement, Midwest will act, for all purposes, as an independent contractor and not as an agent for RAI.

(d) RAI Flights.  The fact that RAI’s operations are conducted under Midwest’s Marks and listed under the YX designator code will not affect their status as flights operated by RAI for purposes of this Agreement or any other agreement between the parties, and RAI and Midwest agree to advise all third parties, including passengers, of this fact.

Section 7.05 Survival.  The provisions of this Article VII shall survive the termination of this Agreement for a period of seven years.

ARTICLE VIII
TERM, TERMINATION AND DISPOSITION OF AIRCRAFT

Section 8.01 Term.  The Term of this Agreement shall commence on and shall be effective as of the Effective Date and, unless earlier terminated for Cause or breach or pursuant to Section 8.02(d) or extended as provided herein, shall continue until September 30, 2018, as such date may be extended pursuant to Section 10.17 hereof (the “Term”).

Section 8.02 Early Termination

(a) By Midwest for Cause.  Midwest shall have the right to terminate this Agreement upon written notice following the occurrence of any event that constitutes Cause.  Any termination pursuant to this Section 8.02(a) shall supersede any other termination pursuant to any other provision of this Agreement (even if such other right of termination shall already have been exercised).  The notice of termination provided by Midwest pursuant to this Section 8.02(a) shall designate a Termination Date (which may be any date between the date of the notice and a date no more than 120 days of the date of the notice) and will also indicate whether or not Midwest intends to submit a Wind-Down Schedule pursuant to Section 8.03(a), and the termination date set forth in the notice provided by Midwest will be the Termination Date for purposes of this Agreement (and such Termination Date pursuant to this Section 8.02(a) shall supersede any other Termination Date that may have been previously established pursuant to another termination).  In the event that Midwest shall not have delivered written notice of termination pursuant to this Section 8.02(a) within 45 days after Midwest receives written notice from RAI of the occurrence of any event that constitutes Cause by RAI, then Midwest shall be conclusively deemed to have waived any right to terminate this Agreement based upon such event; provided that such waiver shall not apply to any subsequent or continuing event that constitutes Cause.

(b) By Midwest for Breach.  Midwest may terminate this Agreement, upon two Business Days’ prior written notice, upon the occurrence of (A) a material breach of this Agreement by RAI as described in clause (i) below, which breach shall not have been cured within such two Business Day period, or (B) a breach by RAI of its covenant contained in Section 5.04.  Midwest may also terminate this Agreement upon the occurrence of any other material breach of this Agreement by RAI, which breach shall not have been cured within 60 days after written notice of such breach is delivered by Midwest to RAI (which 60-day notice period may run concurrently with the 15-day notice period, if any, provided pursuant to Section 4.03 for non-safety-related breaches).  Any termination notice provided by Midwest pursuant to this Section 8.02(b) shall specify a Termination Date that will be no more than 90 days from the date of such notice.  The parties hereto agree that, without limiting the circumstances or events that may constitute a material breach, (A) each of the following shall constitute a material breach of this Agreement by RAI:  (i) a reasonable and good faith determination by Midwest, using recognized standards of safety, that there is a material safety concern with the operation of any Scheduled Flights, or (ii) the grounding of the Covered Aircraft by regulatory or court order or other governmental action and (B) any cancellation or disruption of flights resulting from employees of RAI honoring any work stoppage resulting from a strike or other labor action involving employees of Midwest shall not constitute a material breach of this Agreement.  In the event that Midwest shall not have delivered written notice of termination pursuant to this Section 8.02(b) within 45 days after Midwest receives written notice from RAI of any material breach of this Agreement by RAI, then Midwest shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

(c) By RAI for Breach.  RAI may terminate this Agreement upon (i) five Business Days prior written notice upon (A) any failure by Midwest to make any payment or payments under this Agreement and/or any payments due under any Operating Lease (as defined in part (d) below) aggregating in excess of [*], including without limitation, any payments which become due during any Wind-Down Period, but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within five Business Days after written notice of such failure is delivered by RAI to Midwest, or (B) a breach by Midwest of its covenant contained in Section 5.04, (ii) the occurrence of any other failure by Midwest to make any payment or payments under this Agreement aggregating in excess of [*], including without limitation, any payments which become due during any Wind-Down Period, but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within 20 days after written notice of such breach is delivered by RAI to Midwest, or (iii) the occurrence of any other material breach of this Agreement by Midwest, including without limitation, any breach during any Wind-Down Period, which breach shall not have been cured within 60 days after written notice of such breach is received by Midwest.  In the event that RAI shall not have delivered written notice of termination pursuant to this Section 8.02(c) within 45 days after RAI receives written notice from Midwest of any material breach of this Agreement by Midwest, then RAI shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

(d) Early Termination Option.  Midwest anticipates obtaining the necessary approvals and consents to operate E170 aircraft on its own operating certificate.  At such time as Midwest is successful in obtaining such certification, or at such time that Midwest is reasonably certain such certification is forthcoming, so long as Midwest is not in default of its obligations under Sections 3.01, 3.04, 3.06, 5.03 and 5.04, Midwest may elect to operate the Covered Aircraft pursuant to a long term operating lease (the “Operating Lease”) and the related agreements in the forms attached hereto as Exhibit H commencing on the Transfer Date (as described below) and continuing for a term equal to the remaining term of this Agreement with respect to such aircraft (assuming no early termination right were exercised).

(i) In connection with the transition of the Covered Aircraft as set forth above, Midwest may at its option (the “Early Termination Option”) terminate this Agreement upon 180 days prior written notice to RAI if such notice is given on or before June 1, 2010.  The notice of termination provided by Midwest pursuant to this Section 8.02(d) will provide notice of the month in which each Covered Aircraft will be removed from the terms and conditions of this Agreement and leased by Midwest pursuant to an Operating Lease.  In addition, Midwest will provide notice to RAI of the date (a “Transfer Date”) during the applicable month on which each Covered Aircraft will be removed from the terms and conditions of this Agreement and leased by Midwest pursuant to an Operating Lease no fewer than 60 days prior to the date such removal will occur.  Notwithstanding the foregoing, (x) no more than two Covered Aircraft shall be removed from the terms of this Agreement and be made subject to Operating Leases during any month; and (y) all Covered Aircraft shall be removed from the terms of this Agreement and made subject to Operating Leases within a continuous 6 month period commencing on the first Transfer Date.

(ii) RAI will provide full cooperation and support to Midwest in connection with its efforts to obtain the certification reference above, including, without limitation, providing access to all relevant maintenance programs, task cards, manuals, materials, training programs and manuals and materials for ground, flight, inflight and maintenance operations, checklists and dispatch training and performance data.  RAI will use reasonable good faith efforts to provide Midwest with the use of an EMB 170 aircraft (which shall not be a Covered Aircraft) for training purposes on terms and conditions reasonably acceptable to Midwest and RAI; provided that payments due by Midwest in consideration for such use shall be at the rates as provided in Appendix 1 to Exhibit D.

(iii) In connection with the execution and delivery of each Operating Lease, RAI shall use reasonable good faith efforts to provide Midwest with spares and maintenance support (including engine maintenance support) for the aircraft subject to such Operating Lease, including access to RAI’s total care package; provided that, RAI shall be under no obligation to provide any such support, and any such obligations agreed to by RAI shall be evidenced by a written agreement between RAI and Midwest.

(iv) RAI and Midwest shall each bear their own costs and expenses in respect of each Operating Lease; provided that Midwest shall pay all FAA counsel fees in connection with the execution and delivery of each Operating Lease.

(v) Prior to the first Transfer Date, Midwest shall execute and deliver an Operating Lease for each Covered Aircraft.

(vi) Prior to the commencement of the Operating Lease for the Spare Aircraft, RAI shall paint the Spare Aircraft in Midwest’s livery.

(e) Survival During Wind-Down Period.  Notwithstanding the Termination Date indicated in any notice of termination provided by either party pursuant to this Agreement, upon any termination hereunder where a party has elected to provide a Wind-Down Schedule (or in connection with an early termination pursuant to Section 8.02(d)), the Term shall continue, and this Agreement shall survive in full force and effect, beyond the Termination Date until the end of the Wind-Down Period (or the last Transfer Date pursuant to Section 8.02(d)), if any, and the rights and obligations of the parties under this Agreement, including without limitation remedies available upon the occurrence of events constituting Cause or material breach, shall continue with respect to the Covered Aircraft until the final Covered Aircraft is withdrawn from this Agreement.

*Confidential

Section 8.03 Disposition of Aircraft during Wind-Down Period

(a) Termination by Midwest for Cause.  If this Agreement is terminated pursuant to Section 8.02(a), the Covered Aircraft shall be completely withdrawn from the capacity purchase provisions of this Agreement as of the Termination Date and shall cease to be Covered Aircraft as of such date, unless the notice of termination provided by Midwest under Section 8.02(a) indicates that Midwest intends to submit a Wind-Down Schedule.  In such event within 120 days of sending the notice of termination pursuant to Section 8.02(a), Midwest will provide an irrevocable Wind-Down Schedule according to which the Covered Aircraft will be withdrawn from the capacity purchase provisions of this Agreement.  The Wind-Down Schedule will provide for the withdrawal of the Covered Aircraft no sooner than the Termination Date and no later than 24 months from the Termination Date.  The provisions of this Section 8.03(a) shall supersede any Wind-Down Schedule delivered pursuant to any other provision of this Agreement.

(b) Termination by Midwest for Breach or Change of Control.  If this Agreement is terminated by Midwest under Section 8.02(b), Section 5.03, or Section 5.04, then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions:

(i) Within 180 days of delivery of any notice of termination, Midwest shall deliver to RAI an irrevocable written Wind-Down Schedule, providing for the withdrawal of such Covered Aircraft from the capacity purchase provisions of this Agreement, delineating the number of each aircraft to be withdrawn by month, which will not be more than [*] Covered Aircraft per month.

(ii) The Wind-Down Schedule may not provide for the withdrawal of any Covered Aircraft beyond any date more than 24 months after the Termination Date.

(c) Termination by RAI for Breach.  If this Agreement is terminated by RAI under Section 8.02(c) or Section 5.03, then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions:  The notice of termination delivered by RAI to Midwest pursuant to Section 8.02(c)(i) shall be irrevocable and shall contain a Termination Date that is no more than 60 days after the date of such notice; provided that such termination notice shall be void and of no further effect automatically upon the payment by Midwest prior to such Termination Date of all unpaid amounts giving rise to the default under Section 8.02(c)(i).  As of the Termination Date set forth in a notice of termination delivered pursuant to Section 8.02(c)(i), all of the Covered Aircraft shall automatically be withdrawn from the capacity purchase provisions of this Agreement and shall cease to be Covered Aircraft as of such date.  The notice of termination delivered by RAI to Midwest pursuant to Section 8.02(c)(ii) shall be irrevocable and shall contain a Termination Date that is at least 10 and not more than 360 days after the date of such notice.  The notice of termination delivered by RAI to Midwest pursuant to Section 8.02(c)(iii) or Section 5.03 shall be irrevocable and shall contain a Termination Date that is no fewer than 180 days after the date of such notice.  Prior to the earlier of (i) two Business Days prior to the Termination Date, and (ii) the 90th day after receipt of such termination notice pursuant to Section 8.02(c)(ii), 8.02(c)(iii), or 5.03, RAI shall deliver to Midwest a Wind-Down Schedule beginning on such Termination Date; provided that no Wind-Down Period shall occur following a termination pursuant to Section 8.02(c)(ii) if Midwest shall not have cured the payment default giving rise to such termination prior to or simultaneously with its delivery of the Wind-Down Schedule to RAI.  The Wind-Down Schedule may not provide for the withdrawal of any Covered Aircraft beyond any date more than 12 months after the Termination Date nor provide for the removal of more than [*] Covered Aircraft per calendar month.

(d) Termination at End of Term.  If the Agreement is terminated at the end of the Term or any extension thereof (other than pursuant to Section 8.02), Midwest shall deliver to RAI a Wind-Down Schedule no fewer than 180 days prior to the end of the Term or any extension thereof.  Such Wind-Down Schedule may not provide for the withdrawal of any Covered Aircraft beyond any date more than 18 months after the end of the Term or extension period nor provide for the removal of more than [*]Covered Aircraft per calendar month

(e) Other Remedies for Labor Strike and Other Circumstances.  In the event of (i) the occurrence of a Labor Strike that shall have continued for at least three consecutive days or (ii) the mandatory grounding of the Covered Aircraft by the FAA, then for so long as such Labor Strike or grounding shall continue and thereafter until the Controllable Completion Factor Percentage of Scheduled Flights (calculated on a daily basis) on any day of the week equals or exceeds the Controllable Completion Factor Percentage Target Threshold of Scheduled Flights, Midwest shall not be required to pay any of the Fixed Cost elements set forth on Appendix 1 to Exhibit D.  The rights set forth in this Section 8.03(e) are in addition to, and not in limitation of, any other right of Midwest arising hereunder.

(f) Punitive Damages.  No party to this Agreement or any of its affiliates shall be liable to any other party hereto or any of its affiliates for claims for punitive, special or exemplary damages, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and each party releases the others and their respective affiliates from liability for any such damages.  No party shall be entitled to rescission of this Agreement as a result of breach of any other party’s representations, warranties, covenants or agreements, or for any other matter;  provided, that nothing in this Section 8.03(f) shall restrict the right of any party to exercise any right to terminate this Agreement pursuant to the terms hereof.

*Confidential

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND LIQUIDATED DAMAGES

Section 9.01 Representations and Warranties of RAI.  RAI represents, warrants and covenants to Midwest as of the date hereof as follows:

(a) Organization and Qualification.  RAI is a duly organized and validly existing corporation under the laws of the State of Indiana.  RAI has the corporate power and authority to own, operate and use its assets and to provide the Regional Airline Services.  RAI is duly qualified to do business as a foreign corporation under the laws of each jurisdiction that requires such qualification, except where the failure to possess such qualification would not have a material adverse effect on RAI or its ability to conduct its business, to provide Regional Airline Services, and otherwise to perform its obligations hereunder.

(b) Authority Relative to this Agreement.  RAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of RAI.  This Agreement has been duly and validly executed and delivered by RAI and is, assuming due execution and delivery thereof by Midwest and that Midwest has legal power and right to enter into this Agreement, a valid and binding obligation of RAI, enforceable against RAI in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c) Conflicts.  Neither the execution or delivery of this Agreement nor the performance by RAI of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of RAI’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which RAI is a party or by which it or any of its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d) No Default.  RAI is not (i) in violation of its charter or by-laws, (ii) in breach or default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, where such violation, breach, default or failure would have a material adverse effect on RAI or on its ability to provide Regional Airlines Services and otherwise perform its obligations hereunder.  To the knowledge of RAI, no third party to any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument that is material to RAI to which RAI is a party or by which any of them are bound or to which any of their properties are subject, is in default in any material respect under any such agreement.

(e) Broker.  RAI has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(f) Financial Statements.  The financial statements (including the related notes and supporting schedules) of RAI Holdings delivered (or, if filed with the Securities and Exchange Commission, made available) to Midwest immediately prior to the date hereof fairly present in all material respects the consolidated financial position of RAI Holdings and its results of operations as of the dates and for the periods specified therein.  Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to RAI Holdings.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein.

(g) Insurance.  RAI is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are customary in the businesses in which they are engaged.  RAI has not received notice of cancellation or non-renewal of such insurance.  All such insurance is outstanding and duly in force on the date hereof.  RAI has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on RAI.

(h) No Proceedings.  There are no legal or governmental proceedings pending, or investigations commenced of which RAI has received notice, in each case to which RAI is a party or of which any property or assets of RAI is the subject which, if determined adversely to RAI, would individually or in the aggregate have a material adverse effect on RAI or on RAI’s ability to provide Regional Airlines Services and otherwise perform its obligations hereunder; and to the best knowledge of RAI, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(i) No Labor Dispute.  No labor dispute with the employees of RAI exists or, to the knowledge of RAI, is imminent which would reasonably be expected to have a material adverse effect on RAI or on its ability to provide Regional Airlines Services and otherwise perform their respective obligations hereunder.

(j) Permits.  RAI possesses all material certificates, authorizations and permits issued by FAA and other applicable federal, state or foreign regulatory authorities necessary to conduct their respective businesses, to provide Regional Airlines Services and otherwise to perform their respective obligations hereunder, and RAI has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on RAI or on its ability to conduct its businesses, to provide Regional Airlines Services and otherwise to perform its obligations hereunder.

Section 9.02 Representations and Warranties of Midwest.  Midwest represents and warrants to RAI as of the date hereof as follows:

(a) Organization and Qualification.  Midwest is a duly incorporated and validly existing corporation in good standing under the laws of the State of Wisconsin.

(b) Authority Relative to this Agreement.  Midwest has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Midwest.  This Agreement has been duly and validly executed and delivered by Midwest and is, assuming due execution and delivery thereof by RAI and that RAI has legal power and right to enter into this Agreement, a valid and binding obligation of Midwest, enforceable against Midwest in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c) Conflicts; Defaults.  Neither the execution or delivery of this Agreement nor the performance by Midwest of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Midwest’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Midwest is a party or by which it or its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d) Broker.  Midwest has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(e) No Proceedings.  There are no legal or governmental proceedings pending, or investigations commenced of which Midwest has received notice, in each case to which Midwest is a party or of which any property or assets of Midwest is the subject which, if determined adversely to Midwest, would individually or in the aggregate have a material adverse effect on Midwest or on its ability to perform its obligations hereunder; and to the best knowledge of Midwest, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(f) Financial Statements.  The financial statements (including the related notes and supporting schedules) of Midwest Holdings delivered (or, if filed with the Securities and Exchange Commission, made available) to RAI immediately prior to the date hereof fairly present in all material respects the consolidated financial position of Midwest Holdings.  Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to Midwest Holdings.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein.

Section 9.03 Liquidated Damages.  Midwest agrees that if the Agreement is terminated during the first 18 months of the Term (other than a termination by Midwest pursuant to Section 8.02(a), 8.02(b) or 8.02(d)), Midwest shall pay to RAI liquidated damages as follows: (i) if such termination occurs on or prior to the [*] day following the date of this Agreement, Midwest shall pay liquidated damages in the amount of [*]; (ii) if such termination occurs on or after the [*]day following the date of this Agreement but on or before the [*] day following the date of this Agreement, Midwest shall pay liquidated damages in the amount of [*]; and (iii) if such termination occurs on or after the [*] day following the date of this Agreement but on or before the date that is 18 months following the date of this Agreement, Midwest shall pay liquidated damages in the amount of [*].  The parties agree that the damages to be suffered by RAI in connection with any such termination shall be difficult to calculate, and that the foregoing liquidated damages are a good faith estimate of such damages, and that such liquidated damages are not intended to be a penalty.  The parties further agree that the foregoing liquidated damages shall be RAI’s sole and exclusive remedies against Midwest for any damages suffered solely as a result of any such termination; provided that, the foregoing is not intended to limit or preclude RAI from making any claim for amounts otherwise due from Midwest as of the date of such termination and unpaid hereunder.

*Confidential

ARTICLE X
MISCELLANEOUS

Section 10.01 Transition Arrangements

(a) Scheduling.  Subsequent to the execution of this Agreement, and prior to the inservice date of the first Covered Aircraft, RAI and Midwest shall work together to facilitate the initial monthly scheduling of Scheduled Flights.

(b) Other Setup Arrangements.  Subsequent to the execution of this Agreement, and prior to the inservice date of the first Covered Aircraft, RAI and Midwest shall work together to facilitate all other relevant aspects of the commencement of RAI’s provision of Regional Airlines Services, including without limitation the provision of passenger-related and technology-related services.

Section 10.02 Notices.  All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery by a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery by a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Midwest:

[*]

With copies to:

[*]

and

[*]

if to RAI:

[*]

With copy to:

[*]

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.02.

Section 10.03 Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to a merger or other consolidation of either party with another Person (and without limiting Midwest’s and RAI’s respective rights pursuant to Section 5.03 hereof), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

Section 10.04 Amendment and Modification.  This Agreement may not be amended or modified in any respect except by a written agreement signed by the parties hereto that specifically states that it is intended to amend or modify this Agreement.

Section 10.05 Waiver.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted that specifically states that it is intended to waive such term.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by any party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by each party against whom the existence of such waiver is asserted.

Section 10.06 Interpretation.  The table of contents and the section and other headings and subheadings contained in this Agreement and in the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to an “Article,” a “Section,” an “Exhibit,” or a “Schedule” shall be deemed to refer to a section of this Agreement or an exhibit or schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 10.07 Confidentiality.  Except as required by law or stock exchange or other regulation or in any proceeding to enforce the provisions of this Agreement, or as otherwise provided below, each party hereby agrees not to publicize or disclose to any third party (x) the terms or conditions of this Agreement, or any exhibit, schedule or appendix hereto or thereto, or any information, data, schedules, route information, fare schedules and rules shared between the parties during the course of performance under this Agreement, without the prior written consent of the other parties thereto, or (y) any confidential information or data, both oral and written, received from the other, whether pursuant to or in connection with this Agreement, and designated as such by the other without the prior written consent of the party providing such confidential information or data (except that a party may disclose such information to its third party consultants, advisors and representatives, in each case who are themselves bound to keep such information confidential).  Each of party hereby agrees not to use any such confidential information or data of the other party other than in connection with performing their respective obligations or enforcing their respective rights under this Agreement, or as otherwise expressly permitted or contemplated by this Agreement.  If either party is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall, unless expressly requested not to do so by a government agency issuing the subpoena or other process, immediately notify the other parties hereto of same and permit said other parties a reasonable period of time to intervene and contest disclosure or production.  Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control.  Without limiting the foregoing, no party shall be prevented from disclosing the following terms of this Agreement:  the number of aircraft subject hereto, the periods for which such aircraft are subject hereto, and any termination provisions contained herein.  The provisions of this Section 10.07 shall survive the termination of this Agreement for a period of ten years.

*Confidential

Section 10.08 Arbitration

(a) Agreement to Arbitrate.  Subject to the equitable remedies provided under Section 10.11, any and all claims, demands, causes of action, disputes, controversies and other matters in question (all of which are referred to herein as “Claims”) arising out of or relating to this Agreement, shall be resolved by binding arbitration pursuant to the procedures set forth by the International Institute for Conflict Prevention and Resolution (the “CPR”).  Each of the parties agrees that arbitration under this Section 10.08 is the exclusive method for resolving any Claim and that it will not commence an action or proceeding based on a Claim hereunder, except to enforce the arbitrators’ decisions as provided in this Section 10.08, to compel any other party to participate in arbitration under this Section 10.08.  The governing law for any such action or proceeding shall be the law set forth in Section 10.08(f).

(b) Initiation of Arbitration.  If any Claim has not been resolved by mutual agreement on or before the 15th day following the first notice of the Claim to or from a disputing party, then the arbitration may be initiated by one party by providing to the other party a written notice of arbitration specifying the Claim or Claims to be arbitrated.  If a party refuses to honor its obligations to arbitrate under this provision, the other party may compel arbitration in either federal or state court in New York, New York and seek recovery of its attorneys’ fees and court costs incurred if the arbitration is ordered to proceed.

(c) Place of Arbitration.  The arbitration proceeding shall be conducted in New York, New York, or some other location mutually agreed upon by the parties.

(d) Selection of Arbitrators.  The arbitration panel (the “Panel”) shall consist of three arbitrators who are qualified to hear the type of Claim at issue.  They may be selected by agreement of the Parties within thirty days of the notice initiating the arbitration procedure, or from the date of any order compelling such arbitration to proceed.  If the Parties fail to agree upon the designation of any or all the Panel, then the Parties shall request the assistance of the CPR.  The Panel shall make all of its decisions by majority vote.  Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias, and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.  The decision of the Panel will be binding and non-appealable, except as permitted under the Federal Arbitration Act.

(e) Choice of Law as to Procedural Matters.  The enforcement of this agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this agreement to arbitrate, including but not limited to, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, and the rules governing the conduct of the arbitration, unless otherwise agreed by the Parties, shall be governed by and construed pursuant to the Federal Arbitration Act.

(f) Choice of Law as to Substantive Claims.  In deciding the substance of the parties’ Claims, the arbitrators shall apply the substantive laws of the State of New York (excluding New York choice-of-law principles that might call for the application of the law of another jurisdiction).

(g) Procedure.  It is contemplated that the arbitration proceeding will be self-administered by the parties and conducted in accordance with procedures jointly determined by the Panel and the Parties; provided, however, that if either or both Parties believes the process will be enhanced if it is administered by the CPR, then either or both Parties shall have the right to cause the process to become administered by the CPR and, thereafter, the arbitration shall be conducted, where applicable or appropriate, pursuant to the administration of the CPR.  In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the Panel shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings.

(h) Final Hearing.  The final hearing shall be conducted within 120 days of the selection of the entire Panel.  The final hearing shall not exceed ten business days, with each party to be granted one-half of the allocated time to present its case to the arbitrators, unless otherwise agreed by the Parties.

(i) Damages.  Only actual damages may be awarded.  It is expressly agreed that the Panel shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law.

(j) Decision of the Arbitration.  The Panel shall render its final decision and award in writing within 20 days of the completion of the final hearing completely resolving all of the Claims that are the subject of the arbitration proceeding.  The Panel shall certify in its decision that no part of its award includes any amount for treble, exemplary or punitive damages.  The Panel’s decision and award shall be final and non-appealable to the maximum extent permitted by law.  Any and all of the Panel’s orders and decisions will be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court in New York, New York having jurisdiction.

(k) Confidentiality.  All proceedings conducted hereunder and the decision and award of the Panel shall be kept confidential by the Panel and, except as required by law or stock exchange regulation or in any proceeding to enforce any decision or award by the Panel, by the Parties.

Section 10.09 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Agreement may be executed by facsimile signature.

Section 10.10 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Equitable Remedies; Certain Liquidated Damages

(a) Equitable Remedies.  Each party acknowledges and agrees that, under certain circumstances, the breach by a party of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

(b) Certain Liquidated Damages.  RAI will update from time to time Exhibit B to reflect the exact in-service week and in-service day that each of the TBD aircraft appearing on Exhibit B is known, with notification to Midwest as to such week being no later than [*]days in advance of the in-service week and the notification as to such date being no later than [*] days in advance of the in-service date.  RAI will deliver such amended Exhibit B to Midwest as soon as possible.  If RAI shall fail to provide the Covered Aircraft on the applicable in-service day reflected on the amended Exhibit B (such Covered Aircraft being referred to herein as the “Delayed Aircraft”), RAI will pay to Midwest within [*]days following such failure liquidated damages in an amount equal to [*] per each day between the in-service date reflected on the amended Exhibit B (the “Anticipated Service Date”) and the actual in-service date (or the date of any election by Midwest to remove the aircraft, as provided below), provided that, in the event such inservice delay is due to circumstances beyond the control of RAI and RAI provides prior notice (the “Delay Notice”) of such delay, such liquidated damages shall not in any event exceed (x) [*] if the Delay Notice is provided to Midwest no fewer than [*] days prior to the Anticipated Service Date for the Delayed Aircraft, or (y) if such notice is delivered fewer than 180 days prior to the Anticipated Service Date for the Delayed Aircraft, (i) [*] plus (ii) [*] times the difference between [*]minus the number of days between the date of such notice and the Anticipated Service Date for the Delayed Aircraft, and provided further, if the revised delivery date for the Delayed Aircraft indicated in the Delay Notice, or the final delivery date due to subsequent delays, is more than [*] days beyond the Anticipated Service Date, Midwest will have the right, to be exercised within five Business Days of receipt of such notice, to elect to remove the Delayed Aircraft from the terms of this Agreement.  Should Midwest elect to remove the Delayed Aircraft from the terms of this Agreement pursuant to this Section 10.11(b), the liquidated damages described [*] will be calculated based on the number of days between the Anticipated Service Date and the date of Midwest’s election to remove such aircraft from this Agreement, if any.

The parties agree that the damages to be suffered by Midwest in connection with RAI’s failure to deliver an aircraft on an Anticipated Service Date shall be difficult to calculate, and that the foregoing liquidated damages are a good faith estimate of such damages, and that such liquidated damages are not intended to be a penalty.  The parties further agree that the foregoing liquidated damages shall be Midwest’s sole and exclusive remedies against RAI for any damages suffered solely as a result of RAI’s failure to deliver an aircraft on an Anticipated Service Date as described above.

(c) Other Limitations on Seeking Damages.  Neither the right of any party to terminate this Agreement, nor the exercise of such right, shall constitute a limitation on such party’s right to seek damages or such other legal redress to which such party may otherwise be entitled;  provided  that, absent the occurrence of another breach of this Agreement by RAI, Midwest shall not be entitled to seek damages solely for the occurrence of (i) an event of Cause of the type described in clause (iii) or clause (iv) of the definition thereof, (ii) a material breach of the type described in clause (ii) of Section 8.02(b), or (iii) a termination pursuant to Section 5.03 or Section 5.04.

Section 10.12 Relationship of Parties.  Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

Section 10.13 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein or therein set forth.  This Agreement is made among, and for the benefit of, the parties hereto, and the parties do not intend to create any third-party beneficiaries hereby, and no other Person shall have any rights arising under, or interests in or to, this Agreement.

Section 10.14 Governing Law.  Except with respect to matters referenced in Section 10.08(e) (which shall be governed by and construed pursuant to the Federal Arbitration Act), this Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding New York choice-of-law principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.  Except as otherwise provided in Section 10.08(e), any action arising out of this Agreement or the rights and duties of the parties arising hereunder may be brought, if at all, only in the state or federal courts located in the City and County of New York, New York.

Section 10.15 Right of Set-Off.  If any party hereto shall be in default hereunder to any other party, then in any such case the non-defaulting party shall be entitled to set off from any payment owed by such non-defaulting party to the defaulting party hereunder any amount owed by the defaulting party to the non-defaulting party thereunder;  provided  that contemporaneously with any such set-off, the non-defaulting party shall give written notice of such action to the defaulting party; provided further that the failure to give such notice shall not affect the validity of the set-off.  It is specifically agreed that (i) for purposes of the set-off by any non-defaulting party, mutuality shall be deemed to exist among the parties; (ii) reciprocity among the parties exists with respect to their relative rights and obligations in respect of any such set-off; and (iii) the right of set-off is given as additional security to induce the parties to enter into the transactions contemplated hereby.  Upon completion of any such set-off, the obligation of the defaulting party to the non-defaulting party shall be extinguished to the extent of the amount so set-off.  Each party hereto further waives any right to assert as a defense to any attempted set-off the requirements of liquidation or mutuality.  This set-off provision shall be without prejudice, and in addition, to any right of set-off, combination of accounts, lien or other right to which any non-defaulting party is at any time otherwise entitled (either by operation of law, contract or otherwise), including without limitation pursuant to Section 3.06(b)(ii) hereof.

Section 10.16 Cooperation with Respect to Reporting.  Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate with each other party in providing necessary data, to the extent in the possession of the first party, required by such other party in order to meet any reporting requirements to, or otherwise in connection with any filing with or provision of information to be made to, any regulatory agency or other governmental authority.

Section 10.17 Extension of Term.  Midwest may extend the Term of this Agreement for up to two extension periods by delivering to RAI written notice on such extension no less than 365 days prior to the end of the then existing Term.  Any extension shall be for no less than three years.

Section 10.18 Life Limited Parts.  Midwest and RAI shall each cooperate with one another in order to manage and minimize engine life limited parts (“LLP”) expenses for Covered Aircraft.  To that end, RAI shall provide annual projections of LLP requirements and supplemental notice of specific engine maintenance events which require LLP replacement as they are scheduled.  Midwest may, at its option and with RAI’s consent (which consent shall not be unreasonably withheld) provide or arrange the provision of used serviceable LLPs that otherwise meet RAI’s specifications and reasonable minimum cycle-remaining requirements, to be incorporated into a Covered Aircraft.  In connection with the withdrawal of any Covered Aircraft from the capacity purchase provisions of this Agreement (whether at the end of such aircraft’s scheduled term or otherwise), Midwest shall pay RAI for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs consumed for all Scheduled Flights by such Covered Aircraft under this Agreement, and RAI shall pay Midwest for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs provided by Midwest and incorporated into such Covered Aircraft pursuant to the previous sentence and not consumed for any Scheduled Flights under this Agreement.

*Confidential

Section 10.19 RAI Holdings Guarantee.

(a) RAI Holdings does hereby unconditionally and irrevocably guaranty to Midwest, as a primary obligor and not merely as surety, (i) the due, punctual, and full payment (when due, by acceleration or otherwise) of each amount which RAI is or may become obligated to pay under this Agreement, (ii) the full and punctual performance and observance by RAI of each term, provision, condition, agreement and covenant for which it is liable contained in this Agreement, and (iii) the accuracy of each of the representations and warranties of RAI set forth in this Agreement.  RAI Holdings hereby expressly waives notice, promptness, presentment and diligence as to the obligations guaranteed hereby and acceptance of this guarantee or any requirement that Midwest proceed first against RAI or any security for or any other guarantor of any of the obligations guaranteed hereunder (and without having to join any other person in any such action).  RAI Holdings agrees that it shall not be required to consent to, or receive any notice of, any amendment or modification of, or waiver, consent or extension with respect to, this Agreement or any payments or performance obligations required of RAI herein.

(b) This guarantee by RAI Holdings is a guarantee of payment and performance and not merely a guaranty of collection, and RAI Holding’s liabilities and obligations under this guarantee are and shall at all times continue to be absolute, irrevocable and unconditional in all respects in accordance with the terms of this Section 10.19, and shall at all times be valid and enforceable without set off, deduction, or counterclaim irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this guarantee or the obligations of RAI Holdings hereunder.

(c) The guarantee by RAI Holdings in this Section 10.19 shall continue to be effective, or be reinstated, as the case may be, if at any time payment by RAI or RAI Holdings of all or any part of any sum payable pursuant to this Agreement or this guarantee is rescinded or otherwise must be returned by Midwest upon RAI’s insolvency, bankruptcy or reorganization, all as though such payment had not been made.  Until all of the obligations guaranteed hereunder shall have been paid and performed in full, RAI Holdings shall have no right of subrogation or any other right to enforce any remedy which Midwest now has or may hereafter have against RAI.

(d) RAI Holdings hereby represents and warrants (i) that it has the necessary power and authority to execute and deliver this Agreement, (ii) all required consents, approvals and authorizations have been obtained with respect to the execution and delivery of this Agreement by RAI Holdings, and (iii) that this Agreement has been duly executed and delivered by RAI Holdings and is enforceable against RAI Holdings in accordance with its terms, provided, the representations and warranties set forth in clauses (i) through (iii) above are solely as to the extent necessary to provide the guarantee set forth in this Section 10.19, and, provided further, that such representations and warranties are qualified to the extent enforceability may be effected by the laws of bankruptcy and equity.

Section 10.20 Midwest Holdings Guarantee.

(a) Midwest Holdings does hereby unconditionally and irrevocably guaranty to RAI, as a primary obligor and not merely as surety, (i) the due, punctual, and full payment (when due, by acceleration or otherwise) of each amount which Midwest is or may become obligated to pay under this Agreement, (ii) the full and punctual performance and observance by Midwest of each term, provision, condition, agreement and covenant for which it is liable contained in this Agreement, and (iii) the accuracy of each of the representations and warranties of Midwest set forth in this Agreement.  Midwest Holdings hereby expressly waives notice, promptness, presentment and diligence as to the obligations guaranteed hereby and acceptance of this guarantee or any requirement that RAI proceed first against Midwest or any security for or any other guarantor of any of the obligations guaranteed hereunder (and without having to join any other person in any such action).  Midwest Holdings agrees that it shall not be required to consent to, or receive any notice of, any amendment or modification of, or waiver, consent or extension with respect to, this Agreement or any payments or performance obligations required of Midwest herein.

(b) This guarantee by Midwest Holdings is a guarantee of payment and performance and not merely a guaranty of collection, and Midwest Holding’s liabilities and obligations under this guarantee are and shall at all times continue to be absolute, irrevocable and unconditional in all respects in accordance with the terms of this Section 10.20, and shall at all times be valid and enforceable without set off, deduction, or counterclaim irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this guarantee or the obligations of Midwest Holdings hereunder.

(c) The guarantee by Midwest Holdings in this Section 10.20 shall continue to be effective, or be reinstated, as the case may be, if at any time payment by Midwest or Midwest Holdings of all or any part of any sum payable pursuant to this Agreement or this guarantee is rescinded or otherwise must be returned by RAI upon Midwest’s insolvency, bankruptcy or reorganization, all as though such payment had not been made.  Until all of the obligations guaranteed hereunder shall have been paid and performed in full, Midwest Holdings shall have no right of subrogation or any other right to enforce any remedy which RAI now has or may hereafter have against Midwest.

(d) Midwest Holdings hereby represents and warrants (i) that it has the necessary power and authority to execute and deliver this Agreement, (ii) all required consents, approvals and authorizations have been obtained with respect to the execution and delivery of this Agreement by Midwest Holdings, and (iii) that this Agreement has been duly executed and delivered by Midwest Holdings and is enforceable against Midwest Holdings in accordance with its terms, provided, the representations and warranties set forth in clauses (i) through (iii) above are solely as to the extent necessary to provide the guarantee set forth in this Section 10.19, and, provided further, that such representations and warranties are qualified to the extent enforceability may be effected by the laws of bankruptcy and equity.

IN WITNESS WHEREOF, the parties hereto have caused this Airline Services Agreement to be duly executed and delivered as of the date and year first written above.

MIDWEST AIRLINES, INC.	REPUBLIC AIRLINE INC.

/s/ Curtis E. Sawyer	/s/ Bryan Bedford
Name: Curtis E. Sawyer	Name: Bryan Bedford
Title: Senior Vice President	Title: President

The parties signing below do so solely with respect to their respective obligations under Section 10.19 and Section 10.20 of this Agreement.

MIDWEST AIR GROUP, INC.	REPUBLIC AIRWAYS HOLDINGS INC.

/s/ Curtis E. Sawyer	/s/ Bryan Bedford
Name: Curtis E. Sawyer	Name: Bryan Bedford
Title: Senior Vice President	Title: President

Exhibits

Exhibit A – Definitions
Exhibit B – Covered Aircraft & Inservice Schedule
Exhibit C – Aircraft Specification, Livery and Use of Midwest Marks
Exhibit D – Compensation
Exhibit E – Terms of Codeshare Arrangements
Exhibit F – Use of RAI Marks
Exhibit G – Reasonable Operating Constraints
Exhibit H – Form of Aircraft Lease Agreement and Related Agreements

EXHIBIT A

Definitions

ACARS – means the Aircraft Communications Addressing and Reporting System which provides communications between the Covered Aircraft and RAI with respect to operational matters.

Agreement – means the Airline Services Agreement, dated as of September 3, 2008, among Midwest and RAI, as amended from time to time pursuant to Section 10.04 hereof.

Base Compensation – is defined in Paragraph A.1 of Exhibit D.

Business Day – means each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in New York, New York or Milwaukee, Wisconsin are authorized by law to close or the general offices of Midwest or RAI are closed due to weather or other natural forces.

Cause – means (i) the suspension for three consecutive days or longer or the revocation of RAI’s authority to operate as a scheduled airline, (ii) the ceasing of RAI’s operations as a scheduled airline, other than as a result of a Labor Strike or the mandatory grounding of the Covered Aircraft by the FAA, and other than any temporary cessation for not more than 14 consecutive days, (iii) the occurrence of a Labor Strike that shall have continued for 10 consecutive days or longer, (iv) beginning after the month in which the 12th aircraft is placed in service, RAI operating at or below the Default Threshold for Controllable arrivals within [*] minutes or the Default Threshold for Controllable Completion Factor Percentage, each as described in Appendix 2 to Exhibit D, for any two consecutive calendar months, or (v) a willful or intentional material breach of this Agreement by RAI that substantially deprives Midwest of the benefits of this Agreement, which breach shall have continued for 45 days after notice thereof is delivered by Midwest to RAI.

Change of Control – means, with respect to any Person, the merger of such Person with, or the acquisition of direct or indirect control of such Person by, another air carrier, or a corporation directly or indirectly owning or controlling or directly or indirectly owned or controlled by another air carrier (a “Holding Company”), or a corporation directly or indirectly owned or controlled by such Holding Company, unless (1) such Person is the acquiring or surviving entity in such merger or acquisition, or (2) the ultimate beneficial ownership of the surviving entity immediately following such transaction is substantially similar (i.e., at least 60% common ownership) to the beneficial ownership of such Person immediately prior to such transaction.

Charter Flights – means any flight by a Covered Aircraft for charter operations arranged by Midwest that is not reflected in the Final Monthly Schedule.

Covered Aircraft – means all of the aircraft listed on Exhibit B (as amended from time to time pursuant to the provisions of this Agreement) and presented for service by RAI, as adjusted from time to time for withdrawals pursuant to Article VIII and for extensions pursuant to Section 10.17.  Upon becoming subject to an Operating Lease, an aircraft shall cease to be a Covered

* Confidential

Aircraft for all purposes hereof.

DOT – means the United States Department of Transportation.

Effective Date – is as set forth in the preamble to this Agreement.

Enplanement – means one passenger for such passenger’s entire one-way flight itinerary, regardless of how many Scheduled Flights or flight segments comprise such itinerary.

FAA – means the United States Federal Aviation Administration.

Final Monthly Schedule – means the final schedule of Scheduled Flights for the next calendar month delivered by Midwest to RAI pursuant to Section 2.01(b).

Labor Strike – means a labor dispute, as such term is defined in 29 U.S.C. Section 113(c) involving RAI and some or all of its employees, which dispute results in a union-authorized strike resulting in a work stoppage.

LLP – is defined in Section 10.18.

Midwest – means Midwest Airlines, Inc., a Wisconsin corporation, and its successors and permitted assigns.

Midwest Marks – is defined in Exhibit C.

Midwest Holdings – means Midwest Air Group, Inc., a Wisconsin corporation.

Performance Period – means each 6 month period ending on a June 30th or December 31th occurring during the term of this Agreement.

Person – means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

RAI – means Republic Airlines, Inc., an Indiana corporation, and its successors and permitted assigns.

RAI Holdings – means Republic Airways Holdings Inc., a Delaware corporation.

RAI Marks – is defined in Exhibit F.

Reasonable Operating Constraints – means the operating constraints on Scheduled Flights set forth on Exhibit G.

Reconciled Expenses – are those Variable Cost elements subject to reconciliation as described in Exhibit D.

Regional Airline Services – means the provisioning by RAI to Midwest of Scheduled Flights and related ferrying using the Covered Aircraft or neutral spare aircraft in accordance with this Agreement.

Scheduled Flight – means a flight as determined by Midwest pursuant to Section 2.01(b)

Spare Aircraft – means any designated as such by Midwest that will not be part of the Scheduled Flights and is intended to be used in place of Aircraft that are removed from Scheduled Flights due to mechanical issues or heavy check requirements, and may be used to cover flights for RAI or other carriers; provided that, “Spare Aircraft” shall also mean a neutral spare aircraft operated by RAI for another carrier which, as a result of operational needs, is required on a temporary basis to Scheduled Flights under the Agreement, all in accordance and subject to the limitations set forth in Section 2.01(d) of this Agreement.

Subsidiary – means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company, joint stock company or any other form of business or professional entity, in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

Term – has the meaning set forth in Section 8.01, as earlier terminated pursuant to Section 8.02, if applicable, and any Wind-Down Period.

Termination Date – means the date of early termination of this Agreement, as provided in a notice delivered from one party to the others pursuant to Section 8.02, or, if no such early termination shall have occurred, the date of the end of the Term.

TSA – means the United States Transportation Security Administration.

Wind-Down Period – means the period after the Termination Date and until the time when the last Covered Aircraft has been withdrawn from the capacity purchase provisions of this Agreement.

Wind-Down Schedule – means the schedule, determined as provided in Article VIII of this Agreement, for Covered Aircraft to be withdrawn from the capacity purchase provisions of this Agreement.

EXHIBIT B

Covered Aircraft & In-Service Schedule

Number	Aircraft Type	U.S. Registration Number	Scheduled In- Service Day*
1.	EMB 170		[*]
2.	EMB 170		[*]
3.	EMB 170		[*]
4.	EMB 170		[*]
5.	EMB 170		[*]
6.	EMB 170		[*]
7.*	EMB 170		[*]
8.	EMB 170		[*]
9.	EMB 170		[*]
10.	EMB 170		[*]
11.**	EMB 170		[*]
12.**	EMB 170		[*]

*Aircraft number 7 shall be the Spare Aircraft

**RAI shall exercise reasonable good faith efforts to delivery Aircraft numbers 11 and 12 by November 1, 2008

* Confidential

EXHIBIT C

Aircraft Specification, Livery and Use of Midwest Marks

1.	Aircraft Specification. The specifications of the Covered Aircraft will be as set forth in Schedule 1 of this Exhibit C.

2.
Grant.  Midwest hereby grants to RAI, and RAI accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Midwest Marks in connection with the rendering by RAI of Regional Airline Services, subject to the conditions and restrictions set forth herein.

3.	Ownership of the Midwest Marks.

a. Midwest shall at all times remain the owner of the Midwest Marks and any registrations thereof and RAI’s use of any Midwest Marks shall clearly identify Midwest as the owner of such marks (to the extent practical) to protect Midwest’s interest therein.  All use by RAI of the Midwest Marks shall inure to the benefit of Midwest.  Nothing in this Agreement shall give RAI any right, title, or interest in the Midwest Marks other than right to use the Midwest Marks in accordance with the terms of this Agreement.

b. RAI acknowledges that Midwest is the owner of the Midwest Marks and hereby agrees to take no action that would be contrary to Midwest’s ownership of the Midwest Marks and agrees to cooperate with all of Midwest’s reasonable request to take any and all actions necessary to protect and preserve Midwest’s ownership of the Midwest Marks.

4.	Use of the Midwest Marks.

a. RAI shall use the Midwest Marks only as authorized herein by Midwest and in accordance with such standards of quality as Midwest may establish.

b. RAI shall use the Midwest Marks on all Covered Aircraft and all facilities, equipment and printed materials used in connection with the Regional Airline Services.

c. RAI shall not use the Midwest Marks for any purpose other than as set forth in this Exhibit C, and specifically shall have no right to use the Midwest Marks on or in any aircraft other than Covered Aircraft or in connection with any other operations of RAI.

d. Midwest shall have exclusive control over the use and display of the Midwest Marks, and may change the Midwest Marks at any time and from time to time, in which case RAI shall as soon as practicable make such changes as are requested by Midwest to incorporate the new Midwest Marks; provided that Midwest shall either pay directly the reasonable costs of making such changes or shall promptly reimburse RAI for its reasonable expenses incurred in making such changes.

e. Nothing shall abridge Midwest’s right to use and/or to license the Midwest Marks, and Midwest reserves the right to the continued use of all the Midwest Marks, to license such other uses of the Midwest Marks and to enter into such agreements with other carriers providing for arrangements similar to those with RAI as Midwest may desire.  No term or provision of this Agreement shall be construed to preclude the use of the Midwest Marks by other persons or for similar or other uses not covered by this Agreement.

5.
Midwest-Controlled Litigation.  Midwest at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Midwest Marks against any infringement or dilution.  RAI agrees to cooperate fully with Midwest in the defense and protection of the Midwest Marks as reasonably requested by Midwest.  RAI shall report to Midwest any infringement or imitation of, or challenge to, the Midwest Mark, immediately upon becoming aware of same.  RAI shall not be entitled to bring, or compel Midwest to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Midwest Marks without the written agreement of Midwest.  Midwest shall not be liable for any loss, cost, damage or expense suffered or incurred by RAI because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations or challenges or because of the failure of any such action or proceeding.  If Midwest shall commence any action or legal proceeding on account of such infringements, imitations or challenges, RAI agrees to provide all reasonable assistance requested by Midwest in preparing for and prosecuting the same.

6.
Revocation of License.  Midwest shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Midwest Marks provided RAI herein shall revert to Midwest and the Midwest Marks shall not be used by RAI in connection with any operations of RAI.  The following provisions shall apply to the termination of the license provided herein:  in the case of a termination of the license to use the Midwest Marks, RAI shall cease all use of the Midwest Marks with respect to each Covered Aircraft within 30 days of such aircraft being withdrawn from the capacity purchase provisions of the Agreement, and shall cease all use of the Midwest Marks in all other respects within 30 days of last Covered Aircraft being withdrawn from this Agreement.  Within such specified period, RAI shall cease all use of such other Midwest Marks, and shall change its facilities, equipment, uniforms and supplies to avoid any customer confusion or the appearance that RAI is continuing to have an operating relationship with Midwest, and RAI shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Midwest Marks or take actions that otherwise may infringe the Midwest Marks.

7.
Assignment.  The non-exclusive license granted by Midwest to RAI is personal to RAI and may not be assigned, sub-licensed or transferred by RAI in any manner without the written consent of a duly authorized representative of Midwest.

8.
Midwest Marks.  The Midwest Marks are as set forth in Schedule 2 to this Exhibit C and also include the Aircraft Livery, the Midwest flight code and other trade names, trademarks, service marks, graphics, logos, employee uniform designs, distinctive color schemes and other identification selected by Midwest in its sole discretion for the Regional Airline Services to be provided by RAI, whether or not such identification is copyrightable or otherwise protected or protectable under federal law.

9.	Aircraft Livery. The Covered Aircraft will be painted in accordance with the designs shown on Schedule 3 to this Exhibit C at RAI’s sole cost and expense.

10.	Survival. The provisions of this Exhibit C shall survive the termination of this Agreement for a period of six years.

Attachments to Exhibit C

Schedule 1 – Aircraft Specifications

Schedule 2 – Midwest Marks

Schedule 3 – Aircraft Livery

SCHEDULE 1 TO EXHIBIT C

Aircraft Specifications

SCHEDULE 2 TO EXHIBIT C

Midwest Marks

To be provided to RAI prior to the commencement of the Term

SCHEDULE 3 TO EXHIBIT C

Aircraft Livery

For Covered Aircraft (other than the Spare Aircraft):

to be provided by Midwest promptly following execution of the Agreement

EXHIBIT D

Compensation

Base and Incentive Compensation.

1.
Base Compensation.  Midwest will pay to RAI, in respect of the Covered Aircraft, the rates set for on Appendix 1 to this Exhibit D for each calendar month, times, the applicable Unit of Measure, times, in each case where the rate category is indicated.  Rates indicated as “Subject to Escalation on Appendix 1 to this Exhibit D will be adjusted in accordance with Section 3.02 of this Agreement.

2.
Pre-Bill Invoiced Amount.  The Invoiced Amount calculated in accordance with Section 3.06 (a) of the Agreement will be calculated by using the data from the Final Monthly Schedule and the Operational Assumptions for any given month as follows:

a.           the Invoiced Amount for each of the Fixed Cost cost elements will be calculated by multiplying (i) the Rate, times (ii) the Unit of Measure (as set forth in the Final Monthly Schedule and the Operational Assumptions for the month).  The Rate for each Fixed Cost element will not change during the Term except for the annual adjustment pursuant to Section 3.02 of the Agreement for those elements noted as “Subject to Escalation”; plus

b.           the Invoiced Amount for each of the Variable Cost elements will be calculated by multiplying (i) the Rate, times (ii) the Unit of Measure (as set forth in the Final Monthly Schedule and the Operational Assumptions for the month), times (iii) the Completion Factor Target Threshold percentage as in effect at the time of calculation, where “Blk Hrs” are the block hours estimated to be flown by the Covered Aircraft for the month, “W/A A/C” is the weighted average number of Covered Aircraft for the month, “Departures” is the number of departures estimated to be made by the Covered Aircraft during the month, “Flt Hrs” are the flight hours estimated to be flown by the Covered Aircraft for the month, “Pax” is the number of passengers estimated to be transported by the Covered Aircraft during the month, and “1000 RPMS” is the estimated revenue passenger miles flown by the Covered Aircraft during the month divided by 1,000.  The Rate for each Variable Cost element will not change during the Term except for (i) the annual adjustment pursuant to Section 3.02 of the Agreement for those elements noted as “Subject to Escalation, and (ii) those elements noted as subject to “Periodic Adjustment” will be adjusted based on the actual costs of the related insurance premiums paid by RAI, taking into account any increases or reductions in those premiums due to end of the coverage year calculations based on RAI’s operational statistics.

3.
Reconciled Costs.  The Fixed Cost elements calculated by using the “W/A A/C” Unit of Measure, and the Variable Cost elements will be reconciled pursuant to Section 3.06 (b) of the Agreement by calculating the difference between the Invoiced Amount for such elements and the amount due for such elements based on the Rate for each Variable Cost element times the actual Unit of Measure for the month.

4.
Pass-Thru Costs.  Midwest will reimburse RAI for each Pass-Thru Cost element in accordance with Section 3.06 (c) of the Agreement.  Pass-Thru Costs are actual costs incurred and are not subject to Escalation or Periodic Adjustment.

5.	Incentive Compensation. With respect to each calendar month, incentive compensation shall be calculated as follows:

a.           On-Time Bonus/Rebate.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Midwest to RAI) or a rebate or offset (represented by a payment by RAI to Midwest), in each case in respect of on-time performance, as determined pursuant to Appendix 2  to this Exhibit D .

b.           Completion Factor Bonus/Rebate.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Midwest to RAI) or a rebate or offset (represented by a payment by RAI to Midwest), in each case in respect of RAI’s completion factor for the month, as determined pursuant to Appendix 2 to this Exhibit D.

c.           Other Bonuses/Rebates.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Midwest to RAI) or a rebate or offset (represented by a payment by RAI to Midwest), in each case in respect of each of RAI’s customer complaints factor, care check score and customer experience pulse for the month, as determined pursuant to Appendix 2 to this Exhibit D.

6.
Midwest Expenses.  With respect to Scheduled Flights, in consideration of the provision by RAI of Regional Airline Services and its compliance with the other terms and conditions of this Agreement, the following expenses shall be incurred directly Midwest, provided that, should RAI incur any such expenses, RAI will be reimbursed for such expenses in accordance with Section 3.06 (c) of the Agreement:

(a)	Covered Aircraft fuel, including into plane charges, taxes and administrative fees;

(b)	Landing fees;

(c)	Passenger catering;

(d)	Travel agency and OAL related CRS booking fees;

(e)	Revenue taxes and PFCs;

(f)	Credit card processing fees;

(g)	Deicing services at all cities;

(h)	All customer inconvenience charges;

(i)	TSA fees or charges and any other passenger security fees;

(j)	NAV Canada fees; and

(k)	Any future ATC or enroute navigation fees charged in the United States of America; and

(l)	Station expenses;

(m)	Staged overnight hotel and per diem expense; and

(n)	Rates and charges relating to the Milwaukee Operations Space as defined in Section 5.02(i).

7.
No Reconciliation for Fines, Etc.  Notwithstanding anything to the contrary contained in this Exhibit D or the Agreement, Midwest shall not be required to incur any cost or make any reconciliation payment to RAI to the extent that such cost or reconciliation payment is attributable to any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by RAI as a result of any violation by RAI of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority, provided that, Midwest shall be liable for all any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by RAI as a result of any violation by Midwest or its agents of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority.

Exhibit D Appendices

Appendix 1                                Base Compensation Rates

Appendix 2                                Incentive Bonuses/Rebates

Appendix 1 to Exhibit D

Base Compensation Rates

	COST	SUBJECT	UNIT OF		PERIODIC
	ELEMENT	TO ESCALATION	MEASURE	RATE[1]	ADJUSTMENT
FIXED COSTS:
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]

VARIABLE COSTS:
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]

PASS-THRU COSTS:
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]

Costs and Rates applicable to training flights operated per Section 8.02(d)(ii).

	COST	SUBJECT	UNIT OF		PERIODIC
	ELEMENT	TO ESCALATION	MEASURE	RATE[1]	ADJUSTMENT
FIXED COSTS:
	[*]	[*]	[*]	[*]	[*]

VARIABLE COSTS:
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]

[*]

1  Costs expressed in January 2008 economics

* Confidential

Appendix 2 to Exhibit D

Incentive Bonuses/Rebates

1. Service Standards

(a) Minimum Completion Factor.  RAI shall achieve a completion factor (the “Completion Factor”) for all Scheduled Flights which are scheduled to be operated by RAI during each Performance Period which is no less than [*] standard deviations worse than Midwest Actual Performance (as such term is defined in Section 3 of this Appendix 2) for the Completion Factor for the same Performance Period.  Scheduled Flights which are cancelled (i) at Midwest’s request (as determined by Midwest’s System Operations Control operations reporting group), or (ii) because of any action or inaction on the part of Midwest, will not be included in calculating the Completion Factor, and station overflys due to no passenger load will not be considered a cancellation.

(b) Minimum On Time Reliability.  RAI shall achieve an on time arrival factor (the “On-Time Factor”) for all Scheduled Flights which are scheduled to be operated by RAI during each Performance Period which is no less than [*]standard deviations worse than Midwest Actual Performance for the same Performance Period.  Scheduled Flights that are delayed (i) at Midwest’s request, or (ii) because of any action or inaction on the part of Midwest, will not be included in calculating the On Time Factor.

(c)           Customer Complaints Factor.  The number of customer complaints (the “Customer Complaints Factor”) received by Midwest in respect of Regional Airline Services during any Performance Period shall be no greater than [*] standard deviations worse than Midwest Actual Performance for the number of customer complaints for the same Performance Period.  The number of customer complaints shall be determined by Midwest by dividing (i) the total number of RAI-caused complaints during the applicable Performance Period, by (ii) the total number of enplaned revenue passengers during such Performance Period as reported by Midwest.

(d)           Care Check Score.  RAI shall achieve a score on the Care Check (the “Care Check Factor”) during each Performance Period which is no less than [*] standard deviations worse than Midwest Actual Performance for the Care Check Factor for the same Performance Period.

(e)           Customer Experience Pulse.  RAI shall achieve a score on the Customer Experience Pulse (the “Customer Experience Pulse Factor”) during each Performance Period which is no less than [*] standard deviations worse than Midwest Actual Performance for the Customer Experience Pulse Factor for the same Performance Period.

* Confidential

           (f)           Calculations.  The parties agree that the performance standard targets described in this Section 1, shall be calculated for each Performance Period during the term of this Agreement and shall be equal to the actual average results of Midwest for each of the performance standards for such Performance Period (“Midwest Actual Performance”).The Midwest Actual Performance for each performance standard set forth in this Section 1 and related standard deviations shall be calculated and delivered by Midwest in accordance with the provisions of Section 3, below.  The performance standards set forth in paragraphs (a) through (e) of this Section 1 shall be calculated on a monthly basis beginning in the month of placement into service of the initial Covered Aircraft pursuant to Section 2.01(c) of the Agreement.  The Completion Factor and the On-Time Factor, shall first be calculated for default purposes for the Performance Period which begins on January 1, 2010 and ends on June 30, 2010.

2. Bonus/Penalty Payment Calculations.

RAI shall be subject to certain target performance levels and incentives or penalties as described in this Section 2 (“Performance Criteria”).  The performance of RAI during each Performance Period will be measured against each of the Performance Criteria. Any incentive or penalty associated with achievement against the Performance Criteria shall be made in the next scheduled payment pursuant to Section 3.06 of the Agreement, either as an increment to the amount otherwise due and payable or as an offset thereto, as the case may be.  Achievement of each criterion is independent of the others.  The applicable Performance Criteria and associated targets, incentives and penalties shall be based on the weighted average results (with a [*] weighting given to the Completion Factor, a [*] weighting given to the On Time Factor and a [*] weighting given to each of the other Factors) of Midwest for each Performance Period and calculated as follows:

Completion Factor:

	Penalty	Target	Incentive
Performance Level	more than [*] standard deviation worse than Midwest Actual Performance	Midwest Actual Performance	more than [*] standard deviation better than Midwest Actual Performance
Incentive/Penalty per flight	[*]	[*]	[*]

On Time Factor:

	Penalty	Target	Incentive
Performance Level	more than [*] standard deviation worse than Midwest Actual Performance	Midwest Actual Performance	more than [*] standard deviation better than Midwest Actual Performance
Incentive/Penalty per flight	[*]	[*]	[*]

Customer Complaints Factor:

	Penalty	Target	Incentive
Performance Level	more than [*] standard deviation worse than Midwest Actual Performance	Midwest Actual Performance	more than [*] standard deviation better than Midwest Actual Performance
Incentive/Penalty per flight	[*]	[*]	[*]

Care Check Factor:

	Penalty	Target	Incentive
Performance Level	more than [*] standard deviation worse than Midwest Actual Performance	Midwest Actual Performance	more than [*] standard deviation better than Midwest Actual Performance
Incentive/Penalty per flight	[*]	[*]	[*]

Customer Experience Pulse Factor:

	Penalty	Target	Incentive
Performance Level	more than [*] standard deviation worse than Midwest Actual Performance	Midwest Actual Performance	more than [*] standard deviation better than Midwest Actual Performance
Incentive/Penalty per flight	[*]	[*]	[*]

* Confidential

3. Calculations.  The parties agree that the Performance Criteria targets described in Section 2, above, shall be calculated for each Performance Period during the term of this Agreement and shall be equal to the weighted average results (with a [*] weighting given to the Completion Factor, a [*]weighting given to the On Time Factor and a [*] weighting given to each of the other Factors) of Midwest for each of the Performance Criteria for such Performance Period (“Midwest Actual Performance”).  After Midwest Actual Performance for a Performance Period has been calculated for each of the Performance Criteria, Midwest shall calculate standard deviations for each Midwest Actual Performance result for purposes of this Section 3 and Section 5, below, based on the rolling six (6) month averages for the twenty-four (24) month period ending on the last month of the applicable Performance Period.  Within two (2) months after the end of each Performance Period, Midwest shall provide RAI with its calculations of (i) Midwest Actual Performance for each of the Performance Criteria for such Performance Period, and (ii) the standard deviations of each such Midwest Actual Performance result required by this Section 3 and Section 5, below.

4. Reconciliation of Performance Standards.  Within thirty (30) days after the end of each Performance Period, (i) RAI shall determine the total number of actual flights operated by it during such Performance Period and, (ii) RAI shall calculate its Completion Factor and On-Time Factor for such Performance Period.  Within thirty (30) days after Midwest provides RAI with the calculations of Midwest Actual Performance and related standard deviations pursuant to Section 3, above, for such Performance Period, Midwest shall prepare and deliver to RAI (x) a reconciliation of RAI’s actual performance to the targeted performance with respect to each of the Performance Criteria, and (y) a written calculation of the resulting penalty and/or incentive payments payable by or to RAI for such Performance Period.  Midwest and RAI will have the right to audit the determinations and calculations prepared by the other pursuant to this Section 4 and shall report any discrepancies to the other.  Any discrepancy not reported in writing within one hundred fifty (150) days of the end of any Performance Period shall be deemed waived.  The payment in respect of any discrepancy shall be handled as a disputed amount to be resolved in accordance with Section 10.08 of the Agreement.

5. Additional Performance Criteria.  During the term of this Agreement, Midwest may propose other performance criteria for RAI’s operations pursuant to this Agreement.  The parties agree that they will meet upon the introduction of additional performance levels for Midwest’s operations to develop similar performance targets for RAI, taking into account the differences in operations between the two companies, and shall use their best commercially reasonable efforts to develop a system of performance levels and incentives/penalties for RAI’s performance with respect thereto in a manner consistent with the performance standards agreed to herein.

* Confidential

EXHIBIT E

Terms of Codeshare Arrangements

1.           RAI’s use of YX code.  During the Term of the Agreement, Midwest shall place its designator code, “YX”, on all Scheduled Flights operated by RAI.  Midwest may suspend the display of its code on flights operated by RAI if RAI is in breach of any of its safety-related obligations, or material breach of any of its operational obligations, under the Agreement during the period that such breach continues.  All RAI operated flights that display the YX code are referred to herein as “YX Flights”.

2.           RAI’s display of YX code.

(a)           All YX Flights will be included in the schedule, availability and fare displays of all computerized reservations systems in which Midwest and RAI participate, the Official Airline Guide (to the extent agreed upon) and Midwest’s and RAI’s internal reservation systems, under the YX code, to the extent possible.  Midwest and RAI will take the appropriate measures necessary to ensure the display of the schedules of all YX Flights in accordance with the preceding sentence.

(b)           Midwest and RAI will disclose and identify the YX Flights to the public as actually being a flight of and operated by RAI, in at least the following ways:

(i)           a symbol or a flight number range will be used in timetables and computer reservation systems indicating that YX Flights are actually operated by RAI;

(ii)           to the extent reasonable, messages on airport flight information displays will identify RAI as the operator of flights shown as YX Flights;

(iii)           Midwest and RAI advertising concerning YX Flights and Midwest and RAI reservationists will disclose RAI as the operator of each YX Flight; and

(iv)           in any other manner prescribed by law or DOT regulation.

3.           Terms and Conditions of Carriage.  In all cases the contract of carriage between a passenger and a carrier will be that of the carrier whose code is designated on the ticket.  Midwest and RAI shall each cooperate with the other in the exchange of information necessary to conform each carrier’s contract of carriage to reflect service offered by the other carrier.

4.           Notification of Irregular Operations.  RAI shall promptly notify Midwest System Operations Control via both positive phone contact and email of all irregularities involving a YX Flight which result in any material damage to persons or property as soon as such information is available and shall furnish to Midwest as much detail as practicable.  For purposes of this section, notification shall be made as follows:

5300 South Howell Avenue

Milwaukee, WI 53207

Phone: 414-294-6224 (recorded line) or 6225 (not recorded)

Email: soc_mgr@midwestairlines.com

5.           Code Sharing License.

(a)           Grant of License.  Subject to the terms and conditions of the Agreement, Midwest hereby grants to RAI a nonexclusive, nontransferable, revocable license to use the YX designator code on all of its flights operated as a YX Flight.

(b)           Control of YX Flights.  Subject to the terms and conditions of the Agreement, RAI shall have sole responsibility for and control over, and Midwest shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of RAI’s operation of YX Flights.

6.           Display of other Codes.  During the Term of the Agreement, Midwest shall have the exclusive right to determine which other airlines (“Alliance Airlines”), if any, may place their two letter designator codes on flights operated by RAI with Covered Aircraft and to enter into agreements with such Alliance Airlines with respect thereto.  RAI will cooperate with Midwest and any Alliance Airlines in the formation of a code share relationship between RAI and the Alliance Airlines and enter into reasonably acceptable agreements and make the necessary governmental filings, as requested by Midwest, with respect thereto.

EXHIBIT F

Use of RAI Marks

1.           Grant.  RAI hereby grants to Midwest, and Midwest accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the RAI Marks (as defined below) in connection with Midwest’s entering into this Agreement, subject to the conditions and restrictions set forth herein.

2.           Ownership of the RAI Marks.

a.           RAI shall at all times remain the owner of the RAI Marks and any registrations thereof and Midwest’s use of any RAI Marks shall clearly identify RAI as the owner of such marks (to the extent practical) to protect RAI’s interest therein.  All use by Midwest of the RAI Marks shall inure to the benefit of RAI.  Nothing in this Agreement shall give Midwest any right, title, or interest in the RAI Marks other than right to use the RAI Marks in accordance with the terms of this Agreement

b.           Midwest acknowledges RAI’s ownership of the RAI Marks and further acknowledges the validity of the RAI Marks.  Midwest agrees that it will not do anything that in any way infringes or abridges RAI’s rights in the RAI Marks or directly or indirectly challenges the validity of the RAI Marks.

3.           Use of the RAI Marks.

a.           Midwest shall use the RAI Marks only as authorized herein by RAI and in accordance with such standards of quality as RAI may establish.

b.           Midwest shall use the RAI Marks as necessary or appropriate in Midwest’s sole discretion in connection with the Regional Airline Services, including without limitation the sale or disposition by Midwest of the seat inventory of the Scheduled Flights.

c.           Midwest shall not use the RAI Marks for any purpose other than as set forth in this Exhibit F, and specifically shall have no right to use the RAI Marks in connection with any other operations of Midwest.

d.           RAI may change the RAI Marks at any time and from time to time (including by adding or deleting marks from the list specified in this Exhibit F), in which case Midwest shall as soon as practicable make such changes as are requested by RAI to utilize the new RAI Marks; provided that RAI shall either pay directly the reasonable costs of making such changes to the RAI Marks or shall promptly reimburse Midwest for its reasonable expenses incurred in making such changes.

e.           Nothing shall abridge RAI’s right to use and/or to license the RAI Marks, and RAI reserves the right to the continued use of all the RAI Marks, to license such other uses of the RAI Marks and to enter into such agreements with other carriers providing for arrangements similar to those with Midwest as RAI may desire.  No term or provision of this Agreement shall be construed to preclude the use of the RAI Marks by other persons or for other similar uses not covered by this Agreement.

4.           RAI-Controlled Litigation.  RAI at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the RAI Marks against any infringement or dilution.  Midwest agrees to cooperate fully with RAI in the defense and protection of the RAI Marks as reasonably requested by RAI.  Midwest shall report to RAI any infringement or imitation of, or challenge to, the RAI Marks, immediately upon becoming aware of same.  Midwest shall not be entitled to bring, or compel RAI to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the RAI Marks without the written agreement of RAI.  RAI shall not be liable for any loss, cost, damage or expense suffered or incurred by Midwest because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations, challenges or because of the failure of any such action or proceeding.  If RAI shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Midwest agrees to provide all reasonable assistance requested by RAI in preparing for and prosecuting the same.

5.           Revocation of License.  RAI shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the RAI Marks provided Midwest herein shall revert to RAI and the RAI Marks shall not be used by Midwest in connection with any operations of Midwest.  Midwest shall cease all use of the RAI Marks in all respects upon the last Covered Aircraft being withdrawn from this Agreement.  Midwest shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the RAI Marks or take actions that otherwise may infringe the RAI Marks.

6.           Assignment.  The non-exclusive license granted by RAI to Midwest is personal to Midwest and may not be assigned, sub-licensed or transferred by Midwest in any manner without the written consent of a duly authorized representative of RAI.

7.           RAI Marks.  The RAI Marks shall be as provided to Midwest prior to the commencement of the Term.

8.           Survival.  The provisions of this Exhibit F shall survive the termination of this Agreement for a period of six years.

EXHIBIT G

Reasonable Operating Constraints

The schedules for the Covered Aircraft shall meet all of the following quarterly average requirements:

1.           Minimum & Maximum Scheduling Parameters:

	Minimum	Maximum
Scheduled Block Hours per Aircraft per day	[*]	[*]
Scheduled Cycles per Aircraft per day	[*]	[*]

Note:  the above minimum and maximum schedule parameters apply only to those Covered Aircraft in scheduled service, not to the Spare Aircraft.

2.           Aircraft Maintenance and Crew Requirements.

Midwest agrees to take into consideration RAI’s operational requirements for overnight maintenance and crew productivity (including, where feasible, mid-day flights into RAI crew base cities for crew exchanges) and legality.

Midwest shall use its best efforts to produce a Final Monthly Schedule in cooperation with RAI that meets the following location and minimum hour requirements for overnight aircraft:

(i)           a minimum of two scheduled Covered Aircraft will RON each weeknight and Sunday night, at least 6.5 hours nightly, in either IND, CMH or PIT, for normal maintenance; and

(ii)           at least two scheduled Covered Aircraft per week (based on a Saturday to Sunday pulldown) will be scheduled to provide at least 14 hours of available maintenance time (block to block) in either IND, CMH  or PIT.

3.           Reserved.

4.           Crew Overnights.

The schedule may allow for single overnights, multiple overnights, staged, and continuous duty overnights of crews in outstations, provided, should Midwest schedule continuous duty overnights or staged crews, incremental hotel and per diem costs related to such continuous duty overnights or staged crews will be billed by RAI to Midwest in arrears as Pass Thru costs.  Midwest reserves the right to review RAI’s crew schedules to ensure efficient and economic crew scheduling and agrees to negotiate economic settlement with RAI for schedule changes that materially affect crew utilization or line maintenance requirements.

5.           Charter Flights Sold by Midwest.

Midwest may schedule, price and sell Charter Flights using the Covered Aircraft, provided RAI receives 45 days’ advance notice of the tentative dates and times of such Charter Flights and the final dates are built into the Final Monthly Schedule.  Midwest may also request RAI to consider ad hoc Charter Flights that do not otherwise appear in the Final Monthly Schedule.  Midwest agrees to compensate RAI for any additional operating costs of the Charter Flights, including but not limited to aircraft ferry costs and unproductive crew time, as such costs are provided to Midwest at the time Midwest provides notice to RAI of the Charter Flights, or sufficiently in advance of Midwest’s bid for the Charter Flight to allow such costs to be passed through to the charterer.

* Confidential

EXHIBIT H

Form of Aircraft Lease Agreement and Related Agreements